UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Jones Apparel Group, Inc.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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JONES APPAREL GROUP, INC.
1411 BROADWAY
NEW YORK, NEW YORK 10018
_________________

April 16, 2008

TO OUR STOCKHOLDERS:

        The 2008 annual meeting will be held on May 21, 2008 at 10:00 a.m. at JPMorgan Chase Conference Centers at 270 Park Avenue, 11th Floor, New York, New York, and we look forward to your attending either in person or by proxy. The notice of meeting, the proxy statement and the proxy card from the Board of Directors are enclosed. These materials provide further information concerning the meeting.

        Please read these materials so you will know what we plan to do at this meeting. Also, please sign and return the accompanying proxy card in the postage-paid envelope. This way, your shares will be voted as you direct even if you can't attend the meeting. If you would like to attend, please see the instructions on page 53.

Wesley R. Card President and Chief Executive Officer

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING,
PLEASE FILL IN, SIGN, DATE AND PROMPTLY MAIL THE
ACCOMPANYING PROXY CARD IN THE ENCLOSED ENVELOPE.

_________________

DEFINITIONS

        As used in this proxy statement, unless the context requires otherwise, "the Company," "Jones," "our" and "we" means Jones Apparel Group, Inc. and consolidated subsidiaries, "McNaughton" means McNaughton Apparel Group, Inc., "Barneys" means Barneys New York, Inc. and "SEC" means the United States Securities and Exchange Commission.

i

JONES APPAREL GROUP, INC.
 1411 BROADWAY
NEW YORK, NEW YORK 10018

_________________

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 21, 2008

        NOTICE IS HEREBY GIVEN that our annual meeting of stockholders will be held on May 21, 2008 at 10:00 a.m. at JPMorgan Chase Conference Centers at 270 Park Avenue, 11th Floor, New York, New York. The purpose of the meeting is to vote on the following matters:

  Election of directors;

  Ratification of the selection of BDO Seidman, LLP as our independent registered public accountants for 2008;

  A shareholder proposal regarding advisory vote on executive compensation; and

  Such other business as may properly come before the meeting.

        The close of business on March 27, 2008 has been fixed as the record date. Only stockholders of record at the close of business on that date can vote at the annual meeting.

        If you would like to attend the meeting, please see the instructions on page 53 of the proxy statement. Otherwise, please promptly date, sign and mail the enclosed proxy card using the enclosed addressed envelope, which needs no postage if mailed within the United States. If your shares are held in the name of a broker, bank or other holder of record, please follow the voting instructions you receive from the holder of record to vote your shares.

By Order of the Board of Directors Wesley R. Card President and Chief Executive Officer

Dated: April 16, 2008

Important Notice Regarding the Availability of
Proxy Materials for the Shareholder Meeting
to be Held on May 21, 2008

        Copies of this proxy statement, form of proxy card and our annual report to shareholders are available at the home page of our website, www.jny.com. For information about attending the shareholder meeting and voting in person, please see "How to Attend the Annual Meeting." The Board of Directors' recommendations regarding the matters intended to be acted on at the meeting listed in 1, 2 and 3 above can be found with the description of those matters in this proxy statement. In summary, the Board recommends a vote FOR each of the nominees for director, FOR the ratification of the selection of BDO Seidman, LLP as our independent registered public accountants for 2008, and AGAINST a shareholder proposal regarding an advisory vote on executive compensation.

ii

PROXY STATEMENT

JONES APPAREL GROUP, INC.
1411 Broadway
New York, New York 10018

ANNUAL MEETING OF STOCKHOLDERS

        The Board of Directors is soliciting proxies to be used at our annual meeting of stockholders to be held on May 21, 2008 at 10:00 a.m. at JPMorgan Chase Conference Centers at 270 Park Avenue, 11th Floor, New York, New York. This proxy statement and the proxies solicited by this proxy statement will be sent to stockholders on or about April 16, 2008. The Annual Report to our stockholders for the year ended December 31, 2007 accompanies this proxy statement.

Who Can Vote

        At the close of business on March 27, 2008, 86,571,939 shares of our common stock were outstanding and eligible for voting at the annual meeting. Each stockholder of record has one vote for each share of common stock held on all matters to come before the meeting. Only stockholders of record at the close of business on March 27, 2008 are entitled to notice of and to vote at the annual meeting.

How You Can Vote

        If your shares are registered directly in your name with our transfer agent, The Bank of New York Mellon, you are the holder of record of those shares, and we are sending these proxy materials directly to you. If you return your properly signed proxy to us before the annual meeting, we will vote your shares as you direct. If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the "beneficial owner" of shares held in street name. In that event, the proxy materials have been forwarded to you by your broker, bank or other holder of record. As the beneficial owner, you have the right to direct your broker, bank or other holder of record as to how to vote your shares by following the instructions provided to you with the proxy materials.

        Under the rules of the SEC, boxes and a designated blank space are provided on the proxy card for stockholders to mark if they wish either to vote "for," "against" or "abstain" from voting on each of the proposals. You can specify on your proxy whether your shares should be voted for or against each of the nominees for director or whether you abstain from voting on any nominee. You can also specify whether you approve or disapprove of or abstain from (i) the ratification of BDO Seidman, LLP to be our independent registered public accountants for 2008 and (ii) the shareholder proposal regarding an advisory vote on executive compensation. If you do not specify on your proxy card how you want to vote your shares, we will vote them "FOR" the election of all nominees for director as set forth under "Election of Directors" below, "FOR" the ratification of BDO Seidman, LLP to be our independent registered public accountants for 2008 and "AGAINST" the shareholder proposal regarding an advisory vote on executive compensation.

        If you are the stockholder of record, you may revoke your proxy at any time prior to its use, by voting in person by ballot at the annual meeting, by executing a later-dated proxy, or by submitting a written notice of revocation to the Secretary of Jones at our office at the above address or at the annual meeting. If you are a beneficial owner of the shares, you may submit new voting instructions by contacting your bank, broker or other holder of record. If you wish to vote your shares at the annual meeting, you must obtain a valid proxy from your broker, bank or other holder of record and present it to the inspector of election with your ballot at the meeting.

Required Votes

        Pennsylvania law and our by-laws require the presence of a "quorum" for the annual meeting. A quorum is defined as the presence, either in person or represented by proxy, of the holders of a majority of the votes which could be cast in the election or on a proposal. Abstentions and "broker nonvotes," or proxies submitted by brokers which do not indicate a vote for some or all of the proposals because they do not have discretionary voting authority and have not received instructions as to how to vote on those proposals (when such instructions are required by New York Stock Exchange Rules), will be counted in determining whether a quorum has been reached for the transaction of business at the annual meeting.

        Assuming a quorum has been reached, a determination must be made as to the results of the vote on each matter submitted for stockholder approval. Each of the proposals must be approved by a majority of votes cast on the proposal by all stockholders entitled to vote on the proposal. With respect to the election of directors, this means that a nominee will be elected to the Board of Directors if he or she receives more "FOR" votes than "AGAINST" votes. Abstentions will have no effect on the vote for directors or Proposals 2 and 3.

Security Ownership of Certain Beneficial Owners

        The information contained herein has been obtained from our records or from information furnished directly by the individual or entity to us.

        The table below shows, as of March 27, 2008, how much of our common stock was owned by each of our directors, nominees, executive officers named in the 2007 Summary Compensation Table in this proxy statement (the "named executive officers"), each person known to us to own 5% or more of our common stock (as determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934) and all of our current directors and executive officers, as a group.

Name	Number of Shares Owned (1)		Rights to Acquire (2)	Restricted Stock (3)	Percent of Outstanding Shares
Wesley R. Card	156,968	(4)	314,544	298,487	*
Sidney Kimmel	1,027,529	(5)	799,999	-	2.1%
Matthew H. Kamens	6,000		9,000	6,000	*
J. Robert Kerrey	2,000		2,500	6,000	*
Ann N. Reese	9,000		9,000	6,000	*
Gerald C. Crotty	9,000		-	6,000	*
Lowell W. Robinson	9,000		-	6,000	*
Frits D. van Paasschen	3,000		-	9,000	*
Donna F. Zarcone	-		-	9,000	*
John T. McClain	-		-	93,851	*
Andrew Cohen	8,114		73,198	123,329	*
Ira M. Dansky	6,867		225,684	69,692	*

Name	Number of Shares Owned (1)		Rights to Acquire (2)	Restricted Stock (3)	Percent of Outstanding Shares
Peter Boneparth	388,132	(6)	1,953,200	-	2.6%
Efthimios P. Sotos	4,000	(7)	-	-	*
Lynne Cote'	-	(8)	-	-	-
AXA Financial, Inc. 1290 Avenue of the Americas New York, NY 10104	10,325,036	(9)	-	-	11.8%
Barclays Global Investors, NA. 45 Fremont Street San Francisco, CA 94105	6,069,931	(10)	-	-	6.9%
Cooke & Bieler, L.P. 1700 Market Street, Suite 3222 Philadelphia, PA 19103	5,083,009	(11)	-	-	5.8%
Hotchkis and Wiley Capital Management, LLC 725 S. Figueroa Street, 39th Floor Los Angeles, CA 90017	18,051,600	(12)	-	-	20.5%
LSV Asset Management 1 N. Wacker Drive, Suite 4000 Chicago, IL 60606	5,322,242	(13)	-	-	6.1%
The Goldman Sachs Group, Inc. 85 Broad Street New York, NY 10018	4,955,366	(14)	-	-	5.6%
All directors and current executive officers as a group (13 persons)	1,237,478		1,433,925	648,359	3.7%
___________________
*	Less than one percent.
(1)	Includes shares for which the named person has either sole or shared voting and investment power. Excludes shares of restricted stock and shares that can be acquired through the exercise of options. Also excludes "share units" (i.e., phantom stock) under our Deferred Compensation Plan for Outside Directors. Under that plan, non-management directors can elect to have the value of deferred amounts of all or a portion of their annual retainer and meeting attendance fees paid out based on an assumed investment in our Common Stock. The participants making that election do not have any right to vote or to receive Common Stock in connection with the assumed investments of the deferred amounts, and they are ultimately paid out in cash, but the assumed investments do represent an economic interest in our Common Stock. Such accounts are credited with additional share units for cash dividends paid on our Common Stock. The following share units have been credited to the following directors under the plan as of March 27, 2008: Mr. Kerrey, 16,637.349 share units and Mr. Crotty, 12,066.838 share units. See footnote 2 to the 2007 Director Compensation table in this proxy statement.
(2)	Shares that can be acquired through stock options exercisable through May 26, 2008.
(3)	Shares subject to a vesting schedule and other restrictions as to which the named individual has voting power.
(4)	All shares are pledged under a margin account.
(5)	Represents shares held by RIP Investments, L.P.

(6)	Mr. Boneparth's employment with us ended on July 12, 2007.
(7)	Based solely on information provided to us as of January 30, 2008. Mr. Sotos' employment with us ended on March 27, 2007.
(8)	Based solely on information provided to us as of January 30, 2008. Ms. Cote''s employment with us ended on July 19, 2007.
(9)	Based solely upon information reported in Schedule 13G/A, filed with the SEC on January 10, 2008, reporting beneficial ownership as of December 31, 2007 by AXA Financial, Inc., by AXA and by AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle and AXA Courtage Assurance Mutuelle as a group. According to the filing, a majority of the shares reported are held by unaffiliated third-party client accounts managed by Alliance Capital Management L.P., as investment adviser, which is a subsidiary of AXA Financial, Inc. AXA Rosenberg Investment Management LLC, as to which AXA serves as a parent holding company, has sole power to dispose or to direct the disposition of 44,030 shares and sole power to vote or to direct the vote of 37,810 shares. AXA Konzern AG, as to which AXA serves as a parent holding company, has sole power to dispose or to direct the disposition of and sole power to vote or to direct the vote of 700 shares. AXA Financial, Inc.'s subsidiary, AXA Equitable Life Insurance Company, has sole power to dispose or to direct the disposition of 2,345 shares and sole power to vote or to direct the vote of 2,300 shares. AXA Financial, Inc.'s subsidiary, AllianceBernstein, has sole power to dispose or to direct the disposition of 10,277,925 shares, has shared power to dispose or to direct the disposition of 36 shares, has sole power to vote or to direct the vote of 8,539,558 shares and has shared power to vote or direct the vote of 38,535 shares. Gerald C. Crotty, one of our directors, is a trustee of the AXA Premier VIP Trust, for which AXA Equitable Life Insurance Company serves as investment manager. In his role as trustee, Mr. Crotty neither directs the investment nor directs the voting of portfolio securities of those Trusts.
(10)	Based solely upon information reported in Schedule 13G, filed with the SEC on February 5, 2008, reporting beneficial ownership as of December 31, 2007. According to the filing, Barclays Global Investors N.A. has sole power to vote or to direct the vote of 4,102,675 shares and sole power to dispose or to direct the disposition of 4,875,587 shares. In addition, each of the following entities has sole voting and dispositive power as to the indicated number of shares: Barclays Global Fund Advisors (698,009 shares for each), Barclays Global Investors Japan Limited (55,290 shares) and Barclays Global Investors Canada Limited (54,481 shares). Barclays Global Investors, Ltd. has sole voting power as to 323,001 shares and sole dispositive power as to 386,564 shares. The shares reported are held by these entities in trust accounts for the economic benefit of the beneficiaries of those accounts.
(11)	Based solely upon information reported in Schedule 13G, filed with the SEC on February 14, 2008, reporting beneficial ownership as of December 31, 2007. According to the filing, Cooke & Bieler, L.P. has shared power to vote or to direct the vote of 2,562,854 shares and shared power to dispose or to direct the disposition of 4,551,509 shares.
(12)	Based solely upon information reported in Schedule 13G/A, filed with the SEC on February 14, 2008, reporting beneficial ownership as of December 31, 2007. According to the filing, Hotchkis and Wiley Capital Management, LLC ("HWCM") has sole power to vote or to direct the vote of 15,648,100 shares, and sole power to dispose or to direct the disposition of 18,051,600 shares, and Hotchkis and Wiley Mid-Cap Value Fund has sole voting and sole dispositive power as to 6,186,400 shares. Such shares are owned of record by clients of HWCM, for whom HWCM serves as investment adviser and as to which shares HWCM disclaims ownership. No such client is known to have voting or dispositive power with respect to more than 5% of the class of such securities.
(13)	Based solely on information reported in Schedule 13G, filed with the SEC on February 12, 2008, reporting beneficial ownership as of December 31, 2007.
(14)	Based solely upon information reported in Schedule 13G, filed with the SEC on February 8, 2008, reporting beneficial ownership as of December 31, 2007. The Goldman Sachs Group, Inc. and Goldman, Sachs and Co. reported shared voting and dispositive power as to these shares. According to the filing, the shares are owned, or may be deemed to be beneficially owned, by Goldman, Sachs and Co., a registered broker or dealer and a registered investment adviser, which is a direct and indirect wholly-owned subsidiary of Goldman Sachs Group.

Item 1.  Election of Directors

        Our Board of Directors currently has nine members. Frits D. van Paasschen, a director of Jones since 2006, is not standing for re-election as a director and will cease his service on the Board of Directors as of the date of the annual meeting. Except for Mr. van Paasschen, each current Board member is standing for re-election. On March 28, 2008, in accordance with our by-laws, our Board of Directors reduced the number of directors from nine to eight, effective May 21, 2008. Our Board of Directors has nominated eight persons to be elected at the annual meeting to serve as our directors until the next annual meeting of stockholders and until their respective successors are elected. All of the nominees currently serve as our directors.

        We will vote your shares as you specify on the enclosed proxy card. If you sign, date and return the proxy card but don't specify how you want your shares voted, we will vote them "FOR" all of the nominees listed below. If unforeseen circumstances (such as death or disability) make it necessary for the Board of Directors to substitute another person for any of the nominees, we will vote your shares for that other person.

        The following information is supplied with respect to each person nominated and recommended to be elected by our Board of Directors and is based upon our records and information furnished to us by the nominees. See "Security Ownership of Certain Beneficial Owners" for information pertaining to stock ownership by the nominees.

Name	Age	Other Positions with Jones and Principal Occupation	Has served as director since
Wesley R. Card	60	President and Chief Executive Officer	July 2007
Sidney Kimmel	80	Chairman	1975
Matthew H. Kamens	56	Attorney	2001
J. Robert Kerrey	64	President of The New School	2002
Ann N. Reese	55	Executive Director, Center for Adoption Policy	2003
Gerald C. Crotty	56	President of Weichert Enterprise LLC	2005
Lowell W. Robinson	59	Chief Financial Officer and Chief Operating Officer of MIVA, Inc.	2005
Donna F. Zarcone	50	President and Chief Executive Officer, D. F. Zarcone & Associates LLC	October 2007

        Mr. Card was named our President and Chief Executive Officer on July 12, 2007. Mr. Card had been our Chief Operating Officer since March 2002. He had also been appointed Chief Financial Officer in March 2007, a position he previously held from 1990 to March 2006.

        Mr. Kimmel founded the Jones Apparel Division of W.R. Grace & Co. in 1970. Mr. Kimmel has served as our Chairman since 1975 and as Chief Executive Officer from 1975 to May 2002.

        Mr. Kamens is employed by Mr. Kimmel as a lawyer and personal advisor. He is also Of Counsel to the law firm of Wolf Block, LLP, where he served as its Chairman from 1995 to 2001.

        Mr. Kerrey has served as the President of The New School in New York City since January 2001. From 1988 to 2000, he served as United States Senator from Nebraska. During that period, he was a member of numerous congressionally-chartered commissions and Senate committees, including the Senate Finance and Appropriations Committees and the Senate Select Committee on Intelligence. Prior to that time, he served as Governor of Nebraska from 1982 to 1987. Mr. Kerrey also serves on the Board of Directors of Tenet Healthcare Corporation, Genworth Financial, Inc. and Scientific Games Corporation.

        Ms. Reese co-founded the Center for Adoption Policy in New York in 2001 and is currently its Executive Director. Prior to co-founding the Center, Ms. Reese served as a principal with Clayton, Dubilier & Rice, a private equity investment firm, from 1999 to 2000, and as Executive Vice President and Chief Financial Officer of ITT Corporation from 1995 to 1998. Ms. Reese also serves on the Board of Directors of Xerox Corporation, Sears Holdings Corporation and Merrill Lynch & Co., Inc.

        Mr. Crotty has served as President of Weichert Enterprise LLC, a private equity investment firm, since 2001. He previously served as Chairman of Excelsior Ventures Management LLC from 1999 to 2001. From 1991 to 1998, he held various executive positions with ITT Corporation and its affiliates, including President and Chief Operating Officer of ITT Consumer Financial Corporation and Chairman, President and Chief Executive Officer of ITT Information Services. Prior to that time, he served as both Counsel, and then later as Secretary, to the Governor of New York State. Mr. Crotty serves on the Board of Trustees of AXA Premier VIP Trust and on the Board of Directors of Access Integrated Technologies, Inc.

        Mr. Robinson has served as the Chief Financial Officer and Chief Operating Officer of MIVA, Inc., an online advertising network, since August 2007. He joined MIVA in December 2006 as Chief Financial Officer and Chief Administrative Officer. He previously served as the President of LWR Advisors from 2004 to 2006, as Special Counsel (and Interim Chief Financial Officer) to the President of Polytechnic University from 2002 to 2004 and as Chairman of the Audit Committee and Special Independent Committee of the Board of Edison Schools from 2002 to 2003. Previously, he held senior financial positions at HotJobs.com, ADVO Inc., Kraft Foods, Inc. and Citigroup Inc. Mr. Robinson also serves on the Board of Directors of International Wire Group, Inc.

        Ms. Zarcone is the President and Chief Executive Officer of D. F. Zarcone & Associates LLC, a strategic advisory consulting firm founded in January 2007. From 1994 until 2006, she held various executive positions with Harley-Davidson Financial Services, Inc., including President and Chief Operating Officer and Chief Financial Officer. Prior to that time, she served as Executive Vice President, Chief Financial Officer and Treasurer of Chrysler Systems Leasing, Inc. Ms. Zarcone also serves on the Board of Directors of CIGNA Corporation.

Corporate Governance

        We have adopted a Code of Business Conduct and Ethics for directors, officers and employees and a Code of Ethics for Senior Executive and Financial Officers. We also have adopted Corporate Governance Guidelines, which, in conjunction with the articles of incorporation, by-laws and Board Committee charters, form the basis for governance of Jones. The Codes and Corporate Governance Guidelines are available on our website, www.jny.com (under the "Our Company - Corporate Governance" caption) and are available in print to any shareholder who requests them by written request addressed to John T. McClain, Chief Financial Officer, Jones Apparel Group, Inc., 1411 Broadway, New York, New York 10018.

Independence of Directors

        Our Corporate Governance Guidelines provide that a majority of the Board shall consist of independent directors. The Board has determined that five of the director nominees standing for election, J. Robert Kerrey, Ann N. Reese, Gerald C. Crotty, Lowell W. Robinson and Donna F. Zarcone, have no material relationship with us (either directly or as a partner, shareholder or officer of an organization that has a relationship with us) and are independent within the meaning of our Director Independence Standards. The Board had also determined that Howard Gittis, Anthony F. Scarpa, Allen I. Questrom and Frits D. van Paasschen, who served as directors during all or a portion of 2007, were independent within the meaning of our Director Independence Standards. Wesley R. Card, our President and Chief Executive Officer, Sidney Kimmel, our Chairman (and until May 22, 2002 our Chief Executive Officer) and Matthew H. Kamens (who has a personal services contract with Mr. Kimmel) are not independent within the meaning of our Director Independence Standards.

        In the course of the Board's determination regarding the independence of each independent director, the Board considered any transactions, relationships and arrangements as required by our Director Independence Standards. Specifically with respect to each of the three most recently completed fiscal years, with respect to Mr. Kerrey, the Board considered the amount of charitable contributions to The New School, of which Mr. Kerrey is President, by the Company or Mr. Kimmel and determined that such contributions were less than the greater of (i) $1 million or (ii) 2% of The New School's annual consolidated gross revenues.

        The Director Independence Standards adopted by the Board of Directors are attached to this proxy statement as Annex A and are available on our website, www.jny.com (under the "Our Company - Corporate Governance" caption).

Executive Sessions

        Executive sessions of the non-management directors were held seven times in 2007. Our non-management, non-independent director attended five of those sessions; two sessions were held solely for independent directors. The executive sessions are scheduled and chaired by the Presiding Director. Any non-management director may request that an additional executive session be scheduled.

Board Structure and Committee Composition

        The Board of Directors maintains three standing committees: Audit, Compensation and Nominating/ Corporate Governance. All three committees are composed entirely of independent directors. The current members of each committee are identified in the table below.

Director	Audit Committee	Compensation Committee	Nominating/ Corporate Governance Committee
Wesley R. Card
Sidney Kimmel
Matthew H. Kamens
J. Robert Kerrey		*	**
Ann N. Reese	*		*
Gerald C. Crotty		**
Lowell W. Robinson	**	*
Frits D. van Paasschen
Donna F. Zarcone	*		*
* Member ** Chair

        Assignments to, and chairs of, the committees are recommended by the Nominating/Corporate Governance Committee and selected by the Board. All committees report on their activities to the Board. The function of each of the committees is described below. Each of the committees operates under a written charter adopted by the Board. All of the committee charters are available on our website, www.jny.com (under the "Our Company - Corporate Governance" caption) and are available in print to any shareholder who requests them by written request addressed to John T. McClain, Chief Financial Officer, Jones Apparel Group, Inc., 1411 Broadway, New York, New York 10018.

        During 2007, the Board held 25 meetings and acted five times by written consent. Each director attended at least 75% of all Board and applicable Committee meetings held during the period for which he or she served as a director. As set forth in our Corporate Governance Guidelines, directors are expected to attend our annual meetings of stockholders. Eight of the nine incumbent directors at the time of the last annual meeting of stockholders in June 2007 attended that meeting.

Audit Committee

        The Audit Committee has been established in accordance with Section 3(a)(58)A of the Securities Exchange Act of 1934, as amended. The Audit Committee assists the Board in oversight of (1) the integrity of our financial statements, (2) our independent registered public accountants' qualifications and independence, (3) the performance of our internal audit function and independent registered public accountants and (4) our compliance with legal and regulatory requirements. In addition, the Committee renders its report for inclusion in our annual proxy statement.

        The Audit Committee is also responsible for retaining (subject to stockholder approval), evaluating and, if it deems appropriate, terminating our independent registered public accountants.

        The Audit Committee has the authority to obtain advice and assistance from, and receive appropriate funding from us for, outside legal, accounting or other advisors as the Audit Committee deems necessary to carry out its duties. Each of the current members of the Audit Committee meets the enhanced standards for the independence of audit committee members under SEC rules and New York Stock Exchange listing standards, and is financially literate, as required of audit committee members by the New York Stock Exchange. The Board has determined that Ann N. Reese, Lowell W. Robinson and Donna F. Zarcone are audit committee financial experts.

        The Audit Committee held 10 meetings in 2007.

        The report of the Audit Committee is included in this proxy statement on page 13.

Compensation Committee

        The Compensation Committee assists the Board in discharging its responsibilities relating to compensation of our Chief Executive Officer and other executives in light of such factors as our compensation philosophy, competitive practices and such other factors as the Committee deems appropriate. The Compensation Committee recommends to the Board the compensation of directors.

        The Compensation Committee held 10 meetings and acted by written consent five times in 2007.

        The Committee has retained an independent consultant, Mercer, to assist the Committee in fulfilling its responsibilities. The independent consultant reports directly to the Compensation Committee. For a description of the scope and nature of Mercer's engagement, see "Executive Compensation - Compensation Discussion & Analysis - Oversight of Our Executive Compensation Program" in this proxy statement.

        The Compensation Committee's process includes executive sessions where the Committee meets alone, or with its consultant or other advisors, without the presence of management. The Committee has exclusive authority to determine the compensation of our named executive officers, as well as to make equity grants to other executives who are subject to Section 16 of the Securities Exchange Act of 1934, pursuant to Rule 16a-2. The Committee also exercises authority to determine the compensation for other individuals who report directly to our Chief Executive Officer.

        The Compensation Committee has the authority to designate a "CEO Committee," composed of the director serving as our chief executive officer, and to delegate to the CEO Committee the authority to:

  direct the grant of awards to persons who are eligible to receive awards under our 1999 Stock Incentive Plan in connection with either the hiring or promotion of such persons and determine the number of shares covered by such grants, the types and terms of any such options and stock appreciation rights to be granted and the exercise prices of such options and stock appreciation rights, and the terms and conditions of vesting and the purchase price, if any, of any such grants of restricted stock.

However, the CEO Committee does not have authority to:

  grant awards to any chief executive officer of the Company or to any other eligible individual who at the time of the award is, or is reasonably expected to become, subject to the provisions of Section 16 of the Securities Exchange Act of 1934, pursuant to Rule 16a-2, during any calendar year, grant options to purchase more than 200,000 shares in the aggregate or grant more the 75,000 shares of restricted stock in the aggregate or grant to any person eligible to receive an award under our 1999 Stock Incentive Plan awards of options to purchase more than 25,000 shares in the aggregate and/or awards of more than 10,000 shares of restricted stock in the aggregate.

        The report of the Compensation Committee is included in this proxy statement on page 25.

Compensation Committee Interlocks and Insider Participation

        The members of the Compensation Committee during all or a portion of 2007 were Mr. Gittis, Mr. Kerrey, Mr. Crotty, Mr. van Paasschen and Mr. Robinson. No current member of the Compensation Committee has, and no former member of the Compensation Committee had during his service on the Compensation Committee, a relationship that would constitute an interlocking relationship with our executive officers or our other directors.

Nominating/Corporate Governance Committee

        The Nominating/Corporate Governance Committee assists the Board in fulfilling its responsibilities by (1) identifying individuals qualified to become directors and selecting, or recommending that the Board of Directors select, the candidates for all directorships to be filled by the Board of Directors or by the stockholders, (2) advising the Board and the committees of the Board regarding their membership and procedures and (3) developing and recommending to the Board of Directors a set of corporate governance principles applicable to us and otherwise taking a leadership role in shaping our corporate governance.

        The Nominating/Corporate Governance Committee held three meetings in 2007.

Nomination of Directors

        Our Nominating/Corporate Governance Committee is open to selecting as candidates for the Board of Directors individuals of merit regardless of background, whom the Committee believes have the potential to be superior directors of a public company, consistent with applicable law, the listing standards of the New York Stock Exchange and our Corporate Governance Guidelines.

        Our Corporate Governance Guidelines contain general criteria for the nomination of director candidates, which include the following:

  the candidate's unquestioned character and integrity,
  mature judgment,
  diversity of background and experience,
  demonstrated skills in his/her area of present or past professional, business, academic or non-profit responsibility, an ability to work effectively with others,
  sufficient time to devote to the affairs of Jones and
  freedom from conflicts of interest.

Stockholder Nominees

        As provided in our Corporate Governance Guidelines, the Nominating/Corporate Governance Committee will consider director candidates recommended by stockholders. The policy of the Nominating/Corporate Governance Committee is to consider properly submitted stockholder recommendations for candidates for membership on the Board as described below under "Identifying and Evaluating Nominees for Director." Any candidate proposals by stockholders for consideration by the Nominating/Corporate Governance Committee should include the candidate's name and qualifications for Board membership and should be addressed to:

Chair
Nominating/Corporate Governance Committee
c/o Secretary
Jones Apparel Group, Inc.
1411 Broadway, 21st Floor
New York, New York 10018

        In addition, our by-laws permit stockholders to nominate directors for consideration at a stockholders' meeting. For a description of the process for nominating directors in accordance with our by-laws, see "Submission of Stockholder Proposals and Nominations" on page 52.

Identifying and Evaluating Nominees for Director

        When the Chief Executive Officer, the Nominating/Corporate Governance Committee or another Board member identifies the need to add a new Board member with specific qualifications or to fill a vacancy on the Board, the Nominating/Corporate Governance Committee initiates a search and seeks input from Board members, senior management and others. The Board has from time to time hired an executive search firm to assist it in identifying or evaluating potential candidates for submission to the Nominating/Corporate Governance Committee for its consideration.

        When initial candidates who satisfy specific criteria and otherwise qualify for membership on the Board are identified and presented to the Nominating/Corporate Governance Committee, members of the Nominating/Corporate Governance Committee interview them. The Committee keeps the full Board informally informed of its progress, including giving the full Board an opportunity to interview the candidates. The Nominating/Corporate Governance Committee considers and approves the final candidate, and then seeks full Board endorsement of the selected candidate. In evaluating such nominees, the Nominating/Corporate Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board and to address the membership criteria set forth above. Candidates recommended by stockholders and candidates recommended by other persons or entities are evaluated by the Nominating/Corporate Governance Committee in the same manner, including whether they meet the minimum criteria set forth in our Corporate Governance Guidelines.

        All nominees for election at this annual meeting, except Donna Zarcone, were previously elected by stockholders. Ms. Zarcone, a new candidate for election by stockholders, joined the Board on October 29, 2007. She was identified to the Nominating/Corporate Governance Committee as a candidate by a third-party search firm.

Communications with the Board or the Presiding Director

        The independent directors have selected J. Robert Kerrey as Presiding Director. Among other things, the Presiding Director chairs executive sessions of non-management directors, held at least three times a year. Interested parties may contact our Board of Directors, our non-management directors as a group, our Presiding Director or any other director by writing to the Board, our non-management directors as a group, or such director c/o Secretary, Jones Apparel Group, Inc., 1411 Broadway, 21st Floor, New York, New York

10018. The Secretary will promptly forward any communication unaltered to the Board, non-management directors as a group or such director.

Policy with Respect to Related Person Transactions

        It is our policy, set forth in writing, not to permit any transaction in which the Company is a party and in which executive officers or directors, their immediate family members, or 5% shareholders have or will have a direct or indirect interest unless approved in advance by the Audit Committee of the Board of Directors, other than transactions available to all employees,
  transactions involving purchases of our products at discounts made generally available to all employees or an identified group of employees, transactions involving compensation approved by the Compensation Committee of the Board of Directors, or
  charitable contributions involving less than $10,000 per annum to a charitable entity of which an executive officer or director of the Company, their immediate family members, or a 5% shareholder of the Company is an executive officer.

        Any issues as to the application of this policy shall be resolved by the Audit Committee of the Board of Directors. A copy of our Statement of Policy with Respect to Related Person Transactions is available on our website, www.jny.com (under the "Our Company - Corporate Governance" caption).

Director Compensation and Stock Ownership Guidelines

        The following table provides information on compensation for the year ended December 31, 2007 paid to each non-management director. Directors who are employees receive no additional compensation for serving on the Board of Directors.

2007 Director Compensation

Name	Fees Earned or Paid in Cash ($)(1)(2)	Stock Awards ($)(3)		Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(4)	Total ($)
Howard Gittis	105,000	136,418		-	-	-	10,797	252,215
Anthony F. Scarpa	75,000	(32,376)	(5)	-	-	-	-	42,624
Matthew H. Kamens	96,000	72,523		-	-	-	15,404	183,927
J. Robert Kerrey	108,000	72,523		-	-	-	6,513	187,036
Ann N. Reese	96,000	72,523		-	-	-	1,350	169,873
Gerald C. Crotty	105,000	83,973		-	-	-	5,485	194,458
Lowell W. Robinson	117,000	87,183		-	-	-	7,059	211,242
Allen I. Questrom	56,000	(69,715)	(5)	-	-	-	28,906	15,191
Frits D. van Paasschen	81,000	137,374		-	-	-	-	218,374
Donna F. Zarcone	10,667	6,003		-	-	-	-	16,670

(1)	During 2007, non-management directors received a $40,000 annual retainer, $2,000 for attending a board meeting and $1,000 for a committee meeting. In addition, the chair of the Audit Committee received a retainer of $10,000, and the chairs of other committees received a retainer of $5,000. Effective as of April 1, 2008, the amount of the annual retainer was increased to $50,000, the fee for attending a committee meeting was increased to $2,000, the retainer for the chair of the Audit Committee was increased to $20,000, the retainer for the chairs of other committees was increased to $10,000, and a retainer of $25,000 for the Presiding Director was approved.
(2)	Each non-management director may elect to defer all or a portion of his or her annual retainer and meeting attendance fees under the Jones Apparel Group, Inc. Deferred Compensation Plan for Outside Directors until the earlier of his or her termination of service on the Board or a date selected by the director under the Plan. The Plan does not provide for above-market or preferential earnings. Each director can choose to invest the funds in either of the following two types of hypothetical investments:

Share Units. This type of investment allows the director to invest his or her compensation in hypothetical shares of Jones common stock based on the market price of the common stock at the time the compensation would have been paid. Hypothetical dividends are "reinvested" in additional share units based on the market price of the common stock at the time dividends are paid on the common stock. All share units are paid out in cash.

Cash Units. Funds in this type of account are credited with interest monthly based on U.S. Treasury bill rates using the Treasury constant maturities daily "1-year" rate.

Messrs. Kerrey, Crotty and Questrom previously elected to have their fees deferred in the form of share units, and Mr. Kamens previously elected to have his fees deferred in the form of cash units.

(3)	During 2007, each non-management director received an annual grant of 3,000 shares of restricted common stock, with new non-management directors receiving an initial grant of 6,000 shares of restricted common stock. Effective as of April 1, 2008, in lieu of restricted stock grants equal to a fixed number of shares, each non-management director will receive an annual grant of restricted common stock equal in value to $100,000, with new non-management directors receiving an initial grant equal in value to $150,000. The restricted stock awards have a value based on the fair market values of our common stock on the effective date of the grant and vest in equal installments over three years. The awards are made from shares available under our 1999 Stock Incentive Plan.

The amounts reflect the dollar amount recognized for financial statement reporting purposes before the effect of estimated forfeitures for the fiscal year ended December 31, 2007 in accordance with FAS 123(R) and thus may include amounts from awards granted in and prior to 2007. For assumptions used in the valuation of equity-based awards, see "Summary of Accounting Policies - Stock Options," "Summary of Accounting Policies - Restricted Stock" and "Stock Options and Restricted Stock" in Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

In 2004 and 2003, each non-management director received an annual grant of 3,000 options at an exercise price of $1.00 that vested six months from the date of grant. From 1999 to 2002, each non-management director received an annual grant of 2,000 options at an exercise price of $1.00 that vested six months from the date of grant. Prior to 1999, each non-management director received an annual grant of 2,000 options at an exercise price of $0.50 that vested six months from the date of grant. The awards were made from options available under our 1999 Stock Incentive Plan and our 1996 Stock Option Plan.

The following table shows the aggregate number of outstanding stock option and restricted stock awards held by our non-management directors as of December 31, 2007. All outstanding options are fully vested.

Name	Options	Exercise Price	Shares of Restricted Stock
Matthew H. Kamens	9,000	$1.00	6,000
J. Robert Kerrey	2,500	$1.00	6,000
Ann N. Reese	9,000	$1.00	6,000
Gerald C. Crotty	-	-	7,000
Lowell W. Robinson	-	-	7,000
Frits D. van Paasschen	-	-	9,000
Donna F. Zarcone	-	-	6,000

(4)	Represents discounts on purchases made at Barneys New York or Barneys New York CO-OP stores or at the Barneys New York annual warehouse sale event under our discount program during the period we owned Barneys. Previously, all Barneys employees, certain of our senior executives, and members of the Board of Directors received a discount of 35% on purchases at any Barneys store, and all our other employees received a discount of 35% on purchases at Barneys outlet stores. Upon the sale of Barneys, our employees, executives and directors were no longer entitled to a discount at Barneys. Does not include discounts on purchases at any other Company-owned stores under our associate discount program, under which all of our employees and directors are permitted to purchase products in Company-owned stores and from Company-owned websites at 40% off the original retail price or at the then current price, whichever is lower.
(5)	Negative amounts shown are due to the reversal of amortization previously reported as a result of the forfeiture of all unvested outstanding shares of restricted common stock upon resignation as a director.

        Non-management directors are expected to own shares of our common stock equal in value to at least five times the then-current amount of the annual retainer. That ownership stake should be achieved within five years of their election or appointment to the Board of Directors (or, in the case of those directors serving as such at the time the requirement was adopted on October 28, 2002, by October 28, 2007). Each director may count toward that requirement the value of shares owned (including shares of restricted stock), the value of share units credited to the director's account under the Jones Apparel Group, Inc. Deferred Compensation Plan for Outside Directors and the value of shares underlying any unexercised stock options having an exercise price of $1.00 or less per share.

Audit Committee Report

        The Audit Committee assists the Board of Directors in its general oversight of the integrity of Jones' financial statements, the independent registered public accountants' qualifications and independence, the performance of Jones' internal audit function and independent registered public accountants' and Jones' compliance with legal and regulatory requirements. The independent registered public accountants report directly to the Audit Committee.

        Jones' management has primary responsibility for preparing Jones' financial statements and Jones' financial reporting process. Jones' independent registered public accountants, BDO Seidman, LLP, are responsible for expressing an opinion on the conformity of Jones' audited financial statements with accounting principles generally accepted in the United States.

        Jones' management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. BDO Seidman, LLP's responsibility is to express an opinion on the effectiveness of Jones' internal control over financial reporting based on their audit.

        In this context, the Audit Committee hereby reports as follows:

  The Audit Committee has reviewed and discussed the audited financial statements with Jones' management.

  The Audit Committee has discussed with the independent registered public accountants the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standard, AU Section 380), as amended.

  The Audit Committee has received the written disclosures and the letter from the independent registered public accountants required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees") and has discussed with the independent registered public accountants the independent registered public accountants' independence.

  Based on the review and discussion referred to in paragraphs 1 through 3 above, the Audit Committee recommended to the Board, and the Board has approved, that the audited financial statements be included in Jones' Annual Report on Form 10-K for the fiscal year ended December 31, 2007, for filing with the Securities and Exchange Commission.

Audit Committee: Lowell W. Robinson (Chairman), Ann N. Reese and Donna F. Zarcone

        The foregoing Report of the Audit Committee shall not be deemed to be soliciting material, to be filed with the SEC or to be incorporated by reference into any of our previous or future filings with the SEC, except as otherwise explicitly specified by us in any such filing.

Executive Compensation

Compensation Discussion & Analysis

Introduction

        During 2007, there were significant changes in the composition of our senior management team.

        Our Chief Financial Officer, Mr. Sotos, resigned in March 2007. At that time, we asked Mr. Card, then Chief Operating Officer, to resume the role of Chief Financial Officer, which he had held until March 8, 2006. Upon the resignation in July 2007 of our Chief Executive Officer, Peter Boneparth, Mr. Card was elected Chief Executive Officer. John T. McClain was recruited and became our Chief Financial Officer shortly thereafter.

        In April 2007, Mr. Cohen assumed responsibility for Company-owned retail footwear and apparel, in addition to his existing duties as Chief Executive Officer - Wholesale Footwear and Accessories. In July 2007, Lynne Cote', Chief Executive Officer - Wholesale Sportswear, Suits and Dresses, terminated her employment.

        In connection with these changes, we amended the existing employment agreement with Mr. Card both when he assumed the role of Chief Financial Officer, to provide five annual payments of $500,000 plus benefits upon termination of employment under certain circumstances, and when he was elected Chief Executive Officer, to increase his annual base salary to $1,600,000. We entered into a new employment agreement with Mr. McClain in connection with commencement of his employment; we amended Mr. Cohen's employment agreement to extend its term and provide for certain additional payments; and we also amended Mr. Dansky's employment agreement to provide five annual payments of $200,000 plus benefits upon termination of employment under certain circumstances.

        Compensation decisions for the named executive officers in 2007 were driven by our need to put a new management team in place and to provide appropriate incentives to the new team to perform in both the near term and long-term.

        In connection with Mr. Boneparth's termination of employment, we paid him severance and his outstanding restricted stock awards became vested. The aggregate amount of the severance payments plus the value of the shares becoming vested was approximately $16.7 million. We did not pay Mr. Boneparth anything beyond what was required by his employment agreement with us. Mr. Sotos received no severance payments or benefits in connection with his resignation. In connection with Ms. Cote''s termination of employment, we paid or will pay her severance payments aggregating approximately $2.4 million which were required by her employment agreement with us (which amount will be reduced by the amount, if any, of other compensation or income earned or received by her during the severance period). An additional $100,000 lump sum payment was subsequently made to Ms. Cote' for mutual releases of claims in connection with her termination of employment. These severance arrangements are described in more detail on page 48.

Compensation Program Objectives

        The objectives of our executive compensation program are to:

  Allow us to successfully attract, retain, and motivate executives who enable us to achieve high standards of consumer satisfaction and operational excellence, and

  Hold our executives accountable and offer rewards for successful business results and shareholder value creation.

        Our policy for the named executive officers, other than Mr. Kimmel, is to pay competitively, taking into account our objectives for annual and long-term performance. The Compensation Committee of the Board of Directors (the "Committee") believes this helps to achieve the objective of attracting, retaining, and motivating executives in the highly competitive retail and apparel industry. Because a large portion of total executive compensation is provided in the form of incentives that are contingent on performance, actual compensation of these executives will vary above and below the amount payable at target performance levels, depending on our financial results and individual performance. In periods of strong performance, actual compensation will exceed the amount payable at target. If a downturn in performance occurs, the Committee expects actual compensation to be reduced below the target amount.

        Except as otherwise noted, the description of the compensation program applies to all of our named executive officers.

Oversight of Our Executive Compensation Program

        The Committee oversees and administers our executive compensation program and establishes the compensation of our executive officers. The Committee's responsibilities are detailed in its charter, which can be found on our website at www.jny.com/Our Company/Corporate Governance. Additional information on the role and procedures of the Committee can be found in this proxy statement under the heading "Corporate Governance - Board Structure and Committee Composition."

        The Committee retains Mercer, an outside compensation consultant, to assist it in fulfilling its responsibilities. Mercer's work for the Committee includes providing advice on how to structure cash and equity incentives, benchmarking the total compensation of our named executive officers relative to a peer group discussed below, assessing our financial performance against the peer group, and providing guidance on changing regulatory requirements and best practices. Mercer reports directly to the Committee. In 2007, Mercer provided no services to us other than in connection with its work for the Committee.

        Our Chief Executive Officer has ongoing contact with the Committee and the Committee's compensation consultant to discuss and make recommendations on our executive compensation program and the compensation of our executive officers other than the Chief Executive Officer. The Chief Executive Officer typically attends a portion of certain meetings of the Committee. The Committee also meets in executive session alone or with its consultants and other advisors without the presence of management.

Market Data Used to Assess Compensation

        The Committee regularly reviews data on industry compensation levels and financial performance to assess competitive levels of compensation for our executive officers and the alignment between compensation and our financial performance. In 2007, the Committee, with the assistance of its outside consultant, compared the total compensation of our named executive officers and the financial and our total shareholder return performance against the compensation and performance of a peer group. There were no changes to the peer group in 2007.

        The Committee uses compensation data from the peer group as a general reference point. The Committee does not target the compensation of the named executive officers to achieve a particular percentile position compared to the peer group.

        The peer group was comprised of 16 publicly traded companies which included (i) direct competitors that manufacture apparel and footwear, (ii) department stores that represent some of our largest customers, and (iii) specialty retailers of footwear and apparel, particularly specialty retailers who design and manufacture their own products. These companies were included in the peer group because their businesses are comparable to or compete directly with facets of our business. The median 2006 revenues of the peer group were $3.8 billion, compared to our 2006 revenues of $4.7 billion. The companies in the peer group were:

Apparel/Footwear Manufacturing Companies	Department Stores	Specialty Retailers
Brown Shoe Company, Inc. Coach, Inc. Hanesbrands, Inc. Kellwood Company Liz Claiborne, Inc. Phillips-Van Heusen Corporation Polo Ralph Lauren Corporation VF Corporation	Dillard's, Inc Nordstrom, Inc. Saks Inc.	Abercrombie & Fitch Co. AnnTaylor Stores Corporation Foot Locker, Inc. Limited Brands, Inc. The Talbots, Inc.

Compensation Program for Mr. Kimmel

        In 2007, the executive compensation program in place for Mr. Kimmel, our founder and chairman, was composed primarily of base salary. In addition, Mr. Kimmel participated in our employee benefit plans and received certain perquisites, as described below. Mr. Kimmel relinquished the role of Chief Executive Officer in 2002. During the period that Mr. Kimmel has served only as Chairman, the Committee's approach to Mr. Kimmel's compensation has been to continue his base salary, pursuant to the terms of his employment contract with us. His base salary has not been adjusted since 2001. Mr. Kimmel last received an annual cash incentive in 2005 for performance in 2004. Since then, Mr. Kimmel has not received a bonus, and he has not received an equity grant since 2001.

Components of the Executive Compensation Program-Description of Elements and Evaluation Process

        The named executive officers, including Mr. Card, but excluding Mr. Kimmel, as described above, have a compensation program that includes the following components:

  Base Salary,
  Annual incentives,
  Long-term incentives in the form of performance-contingent restricted stock, and to a significantly lesser extent time-based restricted stock awards,
  Employee benefits and
  Perquisites

        The structure of each of these components, as reported in the 2007 Summary Compensation Table, is described below.

        Compensation Mix. For 2007, we did not have policies that define specific percentage allocations for performance-based and non-performance-based compensation, or cash and non-cash compensation. We did, however, intend to deliver a substantial portion of total compensation in the form of performance-based cash and equity incentives to achieve our objective of holding executives accountable and offering rewards for successful business results and shareholder value creation. As a result, recognizing that individual variations and year-to-year variations will occur, more than 60% of the targeted total compensation of the named executive officers employed as of December 31, 2007 (other than Mr. Kimmel) is composed of performance-based compensation, as shown in the table below. Performance-based compensation includes annual cash incentives and performance-contingent restricted shares.

	Non-Performance-Based Compensation at Target		Performance-Based Compensation at Target
Named Executive Officer	Base Salary	Time-Based Equity	Annual Cash Incentive	Performance- Based Equity
Wesley R. Card John T. McClain Andrew Cohen Ira M. Dansky	29% n/a 33% 40%	0% n/a 0% 0%	24% n/a 27% 20%	47% n/a 40% 40%

        Base Salaries. Base salaries are used to compensate our executives for their position and level of responsibility. Each of our named executive officers has an employment agreement with us that defines a minimum annual salary for the executive. The Committee reviews base salaries annually and may adjust salaries above the minimum, depending on individual performance, impact on the business, tenure and experience, changes in job responsibilities and market practice.

        In 2007, certain of the named executive officers received base salary increases. As described above, Mr. Card's salary was increased when he was elected to the position of Chief Executive Officer. Mr. Cohen's base salary increase reflected his performance and increased responsibilities for the Company-owned retail footwear and apparel business. Mr. Dansky's base salary increase reflected his performance and expanded role during a period of management transition. Mr. McClain's salary was negotiated when he was hired in 2007. Mr. Sotos' annual base salary was increased from $500,000 in 2006 to $600,000 in 2007. Salaries for our named executive officers employed as of December 31, 2007 other than Mr. Kimmel are shown below:

Named Executive Officer	2006 Salary	2007 Salary
Wesley R. Card John T. McClain Andrew Cohen Ira M. Dansky	$1,100,000 n/a $900,000 $650,000	$1,600,000 $500,000 $1,000,000 $700,000

        Annual Cash Incentives Paid in 2008 for 2007 Performance. The 2007 Executive Annual Cash Incentive Plan (the "Incentive Plan") was adopted and approved by our stockholders in 2007. Under its provisions, during the first quarter of each year, the Committee assigns a target annual cash incentive award to each participant. In 2007, the maximum annual cash incentive equaled 150% of the target award, subject to an overall individual maximum award of $3.0 million. The Committee decided to increase the maximum annual award to 150% of the target award from 125% in 2006 to provide a greater incentive for exceeding plan and to be consistent with industry norms. The minimum annual cash incentive was set to range up to 25% of the target award, to recognize individual performance.

        In 2007, target annual cash incentive awards were established for the named executive officers. Consistent with past practice, none was set for Mr. Kimmel. The target awards were established so that total targeted annual cash compensation of these executives would be competitive with the peer group when current base salary levels are taken into account. The range of potential awards for the named executive officers, other than Mr. Kimmel, employed as of December 31, 2007 is shown below:

Annual Cash Incentive Award for 2007 Performance Year
Named Executive Officer	Minimum % of Salary	Target % of Salary	Maximum % of Salary
Wesley R. Card John T. McClain Andrew Cohen Ira M. Dansky	20% n/a 20% 12.5%	80% n/a 80% 50%	120% n/a 120% 75%

        The Committee did not establish a target award for Mr. McClain, because the package negotiated when he was hired included a guaranteed bonus of $100,000 to cover a pro rata portion of 2007. The Committee set Mr. Boneparth's target award at $1,200,000, rather than as a percentage of salary, to recognize that his base salary was high and to avoid compounding. The maximum targeted award for Mr. Boneparth was $1,800,000. Ms. Cote''s target percentage of salary was set at 80% with a maximum percentage of salary of 120%. No target was established for Mr. Sotos because his employment terminated in March 2007.

        In addition to establishing award levels, the Committee establishes financial goals for our Company and business units which are used to determine the actual amount of the annual cash incentive earned. The Committee retains the discretion to reduce these awards but may not increase them. This approach satisfies the tax requirements for performance-based compensation and allows us to deduct annual cash incentives paid under the Incentive Plan.

        Overall Jones performance goals were established to determine the annual cash incentives payable to corporate executives. We selected net income and operating cash flow as measures, because they indicate how successful we are at selling our products, operating efficiently, and maintaining a disciplined approach to inventory management during the year. We assigned a 50% weighting to each measure. For participants with business unit responsibility, including Mr. Cohen, budgeted business unit contribution margin (defined as operating income before corporate overhead allocation) was selected as the performance measure. Consistent with the terms of the Incentive Plan, these goals were subject to adjustments to exclude the impact of unusual, unplanned, non-recurring or extraordinary items or other occurrences affecting us.

        Performance scales were established that aligned (i) corporate or business unit achievement against budget with (ii) the percentage of the target annual cash incentive award payable. These performance scales (shown below) provided the Committee with a guideline, which allowed for a payout of up to 150% of target when budgeted goals are exceeded. The performance scales also specified that no annual cash incentive awards would be paid for financial performance if actual financial results in 2007 fell below 90% of that performance goal.

Percentage of 2007 Target Awards Payable

For Corporate Participants		For Business Unit Participants
% of Budget Achieved	% of Target Award Earned	% of Budget Achieved	% of Target Award Earned
90% 100% 110% or More	75% 100% 150%	90% 100% 125% or More	75% 100% 150%

        Note: Interpolation applies for intermediate points.

        The Committee also agreed that where performance is less than 90% of budget, annual cash incentives of up to 25% of target could be payable to recognize individual performance, so long as (1) we achieve 75% of either budgeted net income or operating cash flow goals or (2) the executive's business unit achieves 75% of its budgeted contribution. This allows us some flexibility to recognize excellent individual contributions, even when financial results fall short of budget.

        At the time the budgeted performance goals were set, we believed they constituted realistic but challenging goals. Although some business units did achieve their goals, we as a whole failed to meet the goals. In 2007, we had an adjusted net income of $128.1 million compared to the budgeted goal of adjusted net income of $262 million. Actual operating cash flow was $120.5 million, before discontinued operations, compared to the budgeted goals of $351 million, before adjustments.

        Because the minimum corporate goals for net income and operating cash flow established for 2007 were not met, Messrs. Card and Dansky did not earn any bonuses for 2007 under the Incentive Plan. Based on Mr. Card's recommendation, the Committee determined that Mr. Dansky should be awarded a discretionary bonus of $300,000 to recognize his contribution to the successful sale of Barneys and the exit from the Moderate Sportswear business, during a period of management turnover. Based on Mr. Card's recommendation, Mr. McClain's guaranteed bonus of $100,000 was increased to $175,000 to recognize Mr. McClain's effectiveness in assuming his responsibilities after joining us.

        Mr. Cohen's business unit Wholesale Footwear and Accessories met 96% of its targeted performance goal for 2007 operating contribution margin. Mr. Cohen therefore earned a bonus equal to 89% of target or $670,465. Based upon Mr. Card's recommendation, the Committee awarded Mr. Cohen an additional 2007 bonus of $82,867 outside the Incentive Plan for his having assumed the additional responsibility for the Company-owned retail footwear and apparel business in April 2007.

Annual Cash Incentives Payable in 2009 for 2008 Performance.

        In 2008, target annual cash incentive awards were established for the currently employed executive officers, other than Mr. Kimmel. The range of potential awards is shown below:

Annual Cash Incentive Award for 2008 Performance Year
Named Executive Officer	Minimum % of Salary	Target % of Salary	Maximum % of Salary
Wesley R. Card John T. McClain Andrew Cohen Ira M. Dansky	22.5% 12.5% 20% 12.5%	90% 50% 80% 50%	135% 75% 120% 75%

        In the first quarter of 2008, we established financial performance goals for 2008 annual cash incentive awards. These goals are based on 2008 operating income and operating cash flow (for executives with corporate responsibility) and on the business unit's 2008 operating contribution margin as well as the corporate financial metrics described above (for executives with business unit responsibility). In addition, for each of Messrs. McClain, Cohen and Dansky, the metrics will include performance against individual qualitative goals. The percentage of target awards which may be paid as to each of these metrics is shown in the table below.

	Total Company		Business Unit Contribution Margin	Individual Performance Goals
Named Executive Officer	Operating Income	Operating Cash Flow
Wesley R. Card John T. McClain Andrew Cohen Ira M. Dansky	67% 50% 15% 50%	33% 25% 10% 25%	0% 0% 50% 0%	0% 25% 25% 25%

        Performance scales were established for 2008 that align corporate or business unit achievement against budget with the percentage of the target annual cash incentive award payable. Certain changes were made to the performance scales for 2008, compared to the approach used in 2007. First, the minimum level of financial performance was redefined as 80% of budget, compared to 90% of budget in 2007, to recognize that the volatility of our business has increased. In addition, for business unit participants, the maximum percentage of budget achievement was set at 110%, rather than 125%, to be more consistent with the corporate performance scale. For 2008, operating income replaced the 2007 metric of adjusted net income because operating income was deemed to be a better measure of ongoing business performance. For the Chief Executive Officer, the weight for operating income was increased to 67% for 2008 from 50% for adjusted net income in 2007 while the weight for operating cash flow was reduced to 33% from 50% because we believe improved profitability will translate into improved stock price performance over time. For business unit participants, an aggregate of 25% of the potential award was tied to the corporate financial metrics of operating income and operating cash flow, to encourage cooperation across products and brands, and to add a dimension of enterprise-wide responsibility. Finally, we believe that measuring executive performance against individual goals enhances longer term strategic planning in ways that are not measurable solely by one-year's financial results.

For Corporate and Business Unit Participants
% of Budget Achieved	% of Target Award Earned
80% 90% 100% 110% or more	50% 75% 100% 150%

        Note: Interpolation applies for intermediate points.

        The financial goals are consistent with our budget and, we believe, are rigorous but attainable. Each financial metric is defined to exclude the impact of unusual, unplanned, non-recurring or extraordinary items or other occurrences affecting us. We will assess our actual performance relative to these goals in the first quarter of 2009.

        Long-Term Incentive Awards. Long-term incentive awards are granted to align our executives with our stockholders by focusing on our stock price performance and other indicators of long-term performance and to retain their services through multi-year vesting provisions. Since 2003, most of the long-term incentive awards made to named executive officers have been performance-contingent restricted stock awards. Although we continue to have the ability to grant stock options, we have used restricted stock because:

  Restricted stock is a better retention device,
  Fewer shares are required, allowing us to better manage dilution and
  Awards are subject to less volatility, given the changing business conditions facing our industry.

        No stock options were granted to named executive officers in 2007.

        Long-term incentive awards are typically granted to named executive officers annually at a Committee meeting in February or March. The meeting dates are not tied to release of our financial results.

        Following a review of our executive compensation program, we modified our long-term incentive practices beginning in 2007. We defined target guidelines to govern the size of long-term incentive awards. For 2007, we targeted long-term incentive award values for named executive officers with corporate responsibilities at approximately two times annual cash incentive target awards. Target long-term incentive award values for named executive officers with business unit responsibilities were set at approximately 1.5X annual cash incentive target awards. We feel this creates a clear emphasis on long-term performance over short-term performance. After an initial determination of the target multiples for the long-term incentive award, the total targeted compensation was reviewed against peer company executive compensation to ensure that targeted total compensation was competitive. When making long-term incentive awards, the Committee retains the right to approve awards that are higher or lower than these guidelines to reflect performance or other factors, as it deems appropriate.

2007 Performance-Contingent Restricted Stock Awards

        The restricted stock awards granted to the named executive officers during 2007 are shown in the "Grants of Plan-Based Awards in 2007" table on page 28.

        The vesting of performance-based restricted stock is subject to three-year performance conditions. If our total shareholder return is equal to or greater than the median total shareholder return of a group of select apparel, footwear, and department store companies, 50% of the shares will vest. The companies in the comparator group are:

Apparel and Footwear Companies	Retail Companies
Bakers Footwear Group Inc.
Brown Shoe Company, Inc.
Fossil, Inc.
Genesco Inc.
Hanesbrands, Inc.
Liz Claiborne, Inc.
Oxford Industries, Inc.
Phillips-Van Heusen Corporation
Polo Ralph Lauren Corporation
Rocky Brands, Inc.
Steven Madden, Ltd.
VF Corporation
The Warnaco Group, Inc.
Wolverine World Wide, Inc.	AnnTaylor Stores Corporation
Dillard's, Inc.
Saks Inc.
Macy's, Inc.
Gap Inc.
J.C. Penney Company, Inc.
Kohl's Corporation
Limited Brands, Inc.
Quiksilver, Inc.
The Talbots, Inc.
Tarrant Apparel Group
The Bon-Ton Stores, Inc.

        The remaining 50% of the shares will vest if cumulative operating cash flow goals established for 2007 through 2009 are met. We believe the cash flow goals for 2007 through 2009 are realistic but challenging goals. The percentage of shares vesting applicable to each performance condition is shown in the table below.

Total Shareholder Return		Operating Cash Flow
Performance Relative to Peers	Vesting	Performance Against Budget	Vesting
Median or Better 40-49th Percentile 30-39th Percentile Below 30th Percentile	100% 75% 50% 0%	100% or Better 90% 80% Below 80%	100% 75% 50% 0%

        Note: Interpolation applies for intermediate points.

        In connection with his commencement of employment, Mr. McClain was awarded 15,000 time-based restricted stock awards. The vesting restriction lapses on the second business day immediately following our public announcement of first quarter financial results for 2010. In January 2007, Ms. Cote' was awarded 20,000 time-based restricted stock awards which were forfeited as a result of her termination of employment with us. In January 2007, Mr. Cohen was awarded 10,000 time-based restricted stock awards. The vesting restriction lapses on the second business day immediately following our public announcement of fourth quarter financial results for 2009. Time-based restricted stock was awarded as a retention device.

2008 Performance-Contingent Restricted Stock Awards

        Our long-term incentive practice for 2008 is the same as 2007 except that in 2008, the target guideline for long-term incentives granted to Mr. Card was targeted at 2.5 times his annual cash incentive target award. Because his position as Chief Executive Officer has a critical impact on our long-term performance, the Committee determined it was appropriate to target a larger award than that of his direct reports.

2005 Performance-Contingent Restricted Stock Awards

        In 2005, Mr. Card was awarded 50,000 performance-contingent restricted shares and Mr. Dansky was awarded 10,000 performance-contingent restricted shares. Vesting of these awards was contingent on achievement of certain cash flow targets. 100% of the shares were eligible to vest on the second business day immediately following our public announcement of fourth quarter financial results for 2007, if the 2007 minimum cash flow target was achieved, or, if the 2007 minimum cash flow target was not achieved, if the minimum aggregate cash flow target for 2005 through 2007 was achieved.

        In December 2007, the Committee approved adjustments to the cumulative operating cash flow goal applicable to 2005 through 2007 ($732.0 million) to exclude the impact of (i) cash restructuring charges made pursuant to the strategic plan approved by the Board in 2005, (ii) the sale of Barneys and (iii) our exit from the Moderate Sportswear business. These adjustments were the types of adjustments contemplated and specifically provided for in connection with our 2007 Incentive Plan and 2007 and 2008 restricted stock awards but had not been specifically provided for in connection with the 2005 awards. The Committee believed it was appropriate to recognize and apply the policy on adjustments in a consistent fashion. We achieved cumulative cash flow of $824.2 million for 2005 through 2007 which exceeded the adjusted cash flow goal of $679.9 million; thus the shares vested. However, the related compensation recognized by Messrs. Card and Dansky may not be tax deductible under Section 162(m) of the Internal Revenue Code.

        Employee Benefits. As a general rule, we do not provide special benefits to senior executives. The named executive officers participate in the same benefit plans, including term life insurance, health and disability insurance, available to all full-time, salaried employees. We offer one retirement plan, a qualified 401(k) plan, to all employees, including the named executive officers.

        In connection with Mr. Card's agreement to resume the role of Chief Financial Officer in March 2007 and in recognition of his additional responsibilities, we adopted a supplemental retirement arrangement for him, which is described under "Employment and Compensation Arrangements" on page 35.

        In December 2007, upon the recommendation of Mr. Card, we adopted a supplemental retirement arrangement for Mr. Dansky. This benefit is described under "Employment and Compensation Arrangements" on pages 35.

        Non-Qualified Deferred Compensation Plan. Employees with base salaries of $100,000 or more are eligible to participate in our Deferred Compensation Plan. The plan allows them to defer, on a pre-tax basis, with limited cost to us, the receipt of up to 90% of both salary and annual bonus into a savings account. We adopted the plan because it allows executives to save for retirement or other needs on a tax-advantaged basis and because similar benefits are offered by competitors. A summary of the terms of the plan and information concerning the named executive officers' participation in the plan are included in this proxy statement under the caption "2007 Nonqualified Deferred Compensation."

        Perquisites and Other Personal Benefits. We have provided certain perquisites to the named executive officers, as summarized in footnote 4 to the 2007 Summary Compensation Table in this proxy statement. Additionally, current named executive officers are eligible to receive the same perquisites available to all of our senior executives. Each of these perquisites is described below:

  Executive Level Merchandise Discounts: All employees and members of the Board of Directors may purchase products in Company-owned stores at 40% off the original retail price or at the then current price, whichever is lower. Merchandise discounts are a common benefit in the retail industry, since we can provide our employees with merchandise at minimal net cost to us. A merchandise discount of 35% at any Barneys store was provided to each of the named executive officers and members of the Board of Directors until we completed the sale of Barneys in 2007.
  Housing Allowance: We rent an apartment in New York City for Mr. Card's use because his primary residence is not within commuting distance from our New York headquarters or our facilities in Bristol. The allowance was a negotiated condition to his retention that went into effect in 2002.

  Tax Gross-Up Payments: We pay a tax gross-up to cover the taxable income attributable to Mr. Card's apartment. This allows him to actually receive the full benefit that we intended to deliver. In addition, this benefit was a negotiated condition to his retention.

  Cars and Allowances: We provide a car and driver to Mr. Kimmel because it is a long-standing practice at our Company and recognizes his special contribution to us over time. We also provide car services to Mr. Card in New York City. Each of Mr. McClain, Mr. Dansky and Mr. Cohen had a car allowance as a stipend that supplements salary as set forth in footnote 4 to the 2007 Summary Compensation Table on page 25.

Employment Agreements

        Each named executive officer has an employment agreement with us. The agreements define the executive's position, stipulate a minimum base salary and provide certain benefits under various termination scenarios. The agreements contain covenants that limit the executive's ability to compete or solicit our employees or customers for defined periods. The covenants also require the executive to keep information confidential. The provisions of the agreements are described in greater detail in this proxy statement under the heading "Employment and Compensation Arrangements." In 2007, we reviewed existing employment contracts with senior operating and corporate staff executives and modified agreements in effect with those individuals (including Mr. Cohen) to move toward a standard form of agreement with consistent provisions.

        On balance, we believe that employment agreements benefit stockholders, because they allow us to compete for executive talent more effectively. Contracts are standard practice in the apparel industry, and we need to be well positioned to hire new talent and retain our talent over time. We believe that the provisions of our contracts are standard compared to industry norms, including the termination provisions. We also believe that the restrictive covenants are beneficial to us.

        Change in Control. The employment agreements with the named executive officers contain provisions that provide for severance in the event of termination in connection with a change in control (a double trigger provision) and for the accelerated vesting of stock options and restricted stock at any change in control.

        The elements of the change in control benefits, including the severance multiples and the accelerated vesting provisions, are consistent with normal market practice. More lucrative benefits, such as severance benefits upon a single trigger, walk-away rights, and excise tax gross-ups, are not provided.

        We believe these benefits help to attract and retain executive talent. Further, in the event of a change in control, such benefits preserve the neutrality of our executives throughout the transaction, enhance the value of the entity to the buyer by keeping the executive team in place, and help focus our executives on the business and stockholder interests, rather than on their individual positions and financial security.

Material Tax and Accounting Implications

        Section 162(m) of the Internal Revenue Code has a $1 million annual tax deduction limit on compensation we pay to the chief executive officer and certain other named executive officers, other than the chief financial officer. This limit does not apply to "performance-based" compensation, as defined by the Internal Revenue Code and related regulations. Where practical, the Committee designs programs so that compensation paid to our named executive officers is fully deductible. The Committee believes, however, that stockholders' interests may be best served by offering compensation that is not fully deductible where appropriate to attract, retain, and motivate talented officers. Bonuses awarded under the 2007 Executive Annual Cash Incentive Plan are designed to meet the criteria for tax deductibility. However, as described above under Annual Cash Incentives Paid in 2008 for 2007 Performance, the Committee determined that it was in the best interest of stockholders to pay outside the Incentive Plan a portion of the 2007 bonus awarded to Mr. Cohen, and the full 2007 bonus awarded to Mr. Dansky. As noted above, the 2005 grants of performance-contingent restricted shares that vested in February 2008 may not be tax deductible. Gains realized by the executives from the exercise of stock options and the vesting of performance-contingent restricted stock granted in 2007 are expected to be tax deductible.

Stock Ownership Guidelines for Executives

        In December 2004, the Committee adopted Stock Ownership Guidelines for Executives (the "Guidelines") to ensure that the named executive officers have an ongoing ownership stake in Jones, linking their interests to those of the shareholders and enhancing their commitment to our future. Executives have five years to meet the Guidelines. The Guidelines stipulate that the officers beneficially own shares of common stock equal to a multiple of their annual salary. The guidelines are three times base salary for the Chief Executive Officer and one times base salary for all other named executive officers.

        Included in the definition of share ownership are unvested shares of restricted stock and any shares owned outright, including shares acquired upon stock option exercise. Unexercised stock options do not count toward meeting the Guidelines.

        In addition, our policy states that shares acquired by a named executive officer from exercising stock options granted after the effective date of adoption of the Guidelines (net of shares sold to satisfy tax obligations arising from the exercise) must be retained for at least 12 months.

Compensation Committee Report

The Compensation Committee of the Board of Directors hereby reports as follows:

  The Compensation Committee has reviewed and discussed the Company's Compensation Discussion and Analysis ("CD&A") required by Item 402(b) of Regulation S-K with management.

  Based on the review and discussions referred to in paragraph 1 above, the Compensation Committee recommended to the Board of Directors that the CD&A be included in the Company's Proxy Statement and Annual Report on Form 10-K for the fiscal year ended December 31, 2007 filed with the Securities and Exchange Commission.

The Compensation Committee: Gerald C. Crotty (Chairman) J. Robert Kerrey Lowell W. Robinson

        The foregoing report of the Compensation Committee shall not be deemed to be soliciting material, to be filed with the SEC or to be incorporated by reference into any of our previous or future filings with the SEC, except as otherwise explicitly specified by us in any such filing.

2007 Summary Compensation Table

        The following summary compensation table shows the compensation received for services in all capacities for (i) the years ended December 31, 2007 and 2006 by Mr. Card, Mr. Kimmel, Mr. Boneparth, Mr. Sotos and Ms. Cote', each of whom is a "named executive officer" for 2007 and also was a "named executive officer" for 2006; and (ii) for the year ended December 31, 2007 by Mr. McClain, Mr. Cohen and Mr. Dansky, each of whom is a "named executive officer" for 2007.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)		Option Awards ($)(3)	Non-Equity Incentive Plan Compen- sation ($)(2)	Change in Pension Value and Nonquali- fied Deferred Compen- sation Earnings ($)		All Other Compen- sation ($)(4)	Total ($)
Wesley R. Card (5) President and Chief Executive Officer	2007 2006	1,336,986 1,100,000	- 480,000	2,483,827 800,747	(6)	- -	- -	- -		199,157 200,081	4,019,970 2,580,828
John T. McClain (7) Chief Financial Officer	2007	231,507	175,000	148,292		-	-	-		6,250	561,049
Sidney Kimmel Chairman	2007 2006	1,200,000 1,200,000	- -	- -		- -	- -	- -		172,895 155,183	1,372,895 1,355,183
Andrew Cohen Chief Executive Officer - Wholesale Footwear and Accessories	2007	941,918	82,867	532,653		12,203	670,465	-		80,539	2,320,645
Ira M. Dansky Executive Vice President, General Counsel and Secretary	2007	699,041	300,000	831,102		-	-	-		53,024	1,883,167
Peter Boneparth (8) Former President and Chief Executive Officer	2007 2006	1,326,923 2,500,000	- -	4,318,076 1,457,889	(6)	- -	- -	- -		11,218,041 64,627	16,863,040 4,022,516
Efthimios P. Sotos (9) Former Chief Financial Officer	2007 2006	187,308 476,843	- 150,000	(312,388) 328,571		(91,381) 116,921	- -	- -	(10)	11,723 24,207	(204,738) 1,096,542
Lynne F. Cote' (11) Former Chief Executive Officer - Wholesale Sportswear, Suits and Dresses	2007 2006	557,692 1,000,000	- 1,000,000	(38,260) 370,139		(45,434) 99,802	- -	- -		2,565,411 9,150	3,039,409 2,479,091
___________________
(1)	Compensation deferred at the election of the named executive officer is included in the year in which it would otherwise have been reported had it not been deferred.
(2)	Annual bonus and non-equity incentive plan compensation amounts are reported for the year earned and accrued regardless of the timing of the actual payment. See "Compensation Discussion and Analysis - Components of the Executive Compensation Program - Description of Elements and Evaluation Process - Annual Cash Incentives Paid in 2008 for 2007 Performance" in this proxy statement.
(3)	The amounts reflect the dollar amount recognized for financial statement reporting purposes before the effect of estimated forfeitures for the fiscal year ended December 31, 2007 or 2006, as applicable, in accordance with FAS 123(R) and thus may include amounts from awards granted in and prior to those years. For assumptions used in the valuation of equity-based awards, see "Summary of Accounting Policies - Stock Options," "Summary of Accounting Policies - Restricted Stock" and "Stock Options and Restricted Stock" in Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007. Negative amounts shown are due to the reversal of amortization previously reported as a result of the forfeiture of all unvested options and outstanding shares of restricted common stock upon termination as an executive officer.

(4)	The table below provides our incremental cost of the components of All Other Compensation for each of the named executive officers during 2007. We provided a car or car allowance to Messrs. Card, McClain, Cohen, Dansky, Boneparth and Sotos, and in the case of Mr. Boneparth, provided him with a tax gross-up payment to cover the taxable income attributable to the car allowance. We provided a car and driver for Mr. Kimmel, and provided car services for Mr. Card in New York City. We rented an apartment in New York City that was used by Mr. Card. We provided Mr. Card with a tax gross-up payment to cover the taxable income attributable to the apartment. We also paid the premiums on certain term life and disability insurance policies for the benefit of Mr. Boneparth. We also provided the named executive officers with certain group life, health, medical and other non-cash benefits generally available to all full-time salaried employees, which are not included in this table, as permitted by SEC rules.

Name	Termination Payments (a)	New York Apartment		Car Lease/Allowance		Car Services	Car and Driver	Life and Disability Insurance	401(k) Plan Contri- butions(b)	Barneys New York Discounts (c)	Total Other Annual Compen- sation
		Cost	Tax Gross-up	Cost	Tax Gross-up
Wesley R. Card	-	74,845	73,217	22,915	-	14,879	-	-	9,000	4,301	199,157
John T. McClain	-	-	-	6,250	-	-	-	-	-	-	6,250
Sidney Kimmel	-	-	-	-	-	-	114,977	-	9,000	48,918	172,895
Andrew Cohen	-	-	-	12,000	-	-	-	-	4,394	64,145	80,539
Ira M. Dansky	-	-	-	12,500	-	-	-	-	9,000	31,524	53,024
Peter Boneparth	11,176,686	-	-	10,500	9,100	-	-	14,298	4,534	2,923	11,218,041
Efthimios P. Sotos	-	-	-	3,125	-	-	-	-	7,425	1,173	11,723
Lynne F. Cote'	2,555,128	-	-	-	-	-	-	-	9,000	1,283	2,565,411

	(a)	Represents salary, bonus and benefits for the period subsequent to termination of employment.
	(b)	The amounts shown in this column represent our contributions on behalf of the named individuals to the Jones Apparel Group, Inc. Retirement Plan, which is our 401(k) defined contribution plan.
	(c)	Represents discounts on purchases made at Barneys New York or Barneys New York CO-OP stores or at the Barneys New York annual warehouse sale event under our discount program during the period we owned Barneys. Previously, all Barneys employees, certain of our senior executives, and members of the Board of Directors received a discount of 35% on purchases at any Barneys store, and all our other employees received a discount of 35% on purchases at Barneys outlet stores. Upon the sale of Barneys, our employees, executives and directors were no longer entitled to a discount at Barneys. Does not include discounts on purchases at any other Company-owned stores under our associate discount program, under which all of our employees and directors are permitted to purchase products in Company-owned stores and from Company-owned websites at 40% off the original retail price or at the then current price, whichever is lower.
(5)	Mr. Card was named our President and Chief Executive Officer on July 12, 2007. He had served as our Chief Operating Officer throughout 2006. He also served as Chief Financial Officer from January 1 through March 7, 2006 and from March 28, 2007 until his appointment as President and Chief Executive Officer.
(6)	Amounts for Mr. Boneparth and Mr. Card do not include any expense related to the 50% of their March 6, 2006 restricted stock awards (25,000 and 12,500 shares, respectively) that were forfeited, because 2006 corporate performance targets applicable to that portion of the awards were not achieved. These shares were cancelled on February 8, 2007.

(7)	Mr. McClain became our Chief Financial Officer on July 16, 2007.
(8)	Mr. Boneparth's employment with us ended on July 12, 2007.
(9)	Mr. Sotos served as our Chief Financial Officer from March 8, 2006 until his employment with us ended on March 27, 2007.
(10)	The amount of Mr. Sotos' accumulated benefits obligation as of December 31, 2007 decreased by $64 from December 31, 2006.
(11)	Ms. Cote''s employment with us ended on July 19, 2007.

Grants of Plan-Based Awards in 2007

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)(3)			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)		All Other Option Awards: Number of Securities Under- lying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(4)
		Thresh- old ($)	Target ($)	Maxi- mum ($)	Thresh- old (#)	Target (#)	Maxi- mum (#)
Wesley R. Card	03/27/07	-	-	-	25,500	51,000	51,000	-		-	-	1,690,140
John T. McClain	07/16/07 08/06/07	- -	- -	- -	- 12,500	- 25,000	- 25,000	15,000 -	(5)	- -	- -	414,150 513,250
Sidney Kimmel	-	-	-	-	-	-	-	-		-	-	-
Andrew Cohen	01/24/07 03/27/07	- -	- -	- -	- 7,500	- 15,000	- 15,000	10,000 -	(6)	- -	- -	346,500 497,100
Ira M. Dansky	03/27/07	-	-	-	10,750	21,500	21,500	-		-	-	712,510
Peter Boneparth (7)	03/27/07	-	-	-	37,000	74,000	74,000	-		-	-	2,452,360
Efthimios P. Sotos	-	-	-	-	-	-	-	-		-	-	-
Lynne F. Cote' (8)	01/24/07 03/27/07	- -	- -	- -	- 7,500	- 15,000	- 15,000	20,000 -	(6)	- -	- -	693,000 497,100
(1)	Our named executive officers participate in the 2007 Executive Annual Cash Incentive Plan ("AIP"). Under its provisions, annual incentive awards payable in cash for a particular fiscal year may be granted to executive officers who are deemed likely to be "covered employees" as defined in the AIP and other key employees designated by the Compensation Committee and, in each case, who are approved by the Compensation Committee for participation. The performance factors applicable to awards under the AIP are determined by the Compensation Committee and communicated to each participant by the end of the first quarter of each performance period. Individual awards for any performance period may not exceed $3.0 million. As discussed under "Compensation Discussion and Analysis - Components of the Executive Compensation Program - Description of Elements and Evaluation Process - Annual Cash Incentives Paid in 2008 for 2007 Performance," in the first quarter of 2007, the Compensation Committee established financial performance goals for 2007 cash awards to Mr. Card, Mr. Dansky, Mr. Boneparth and Ms. Cote' under the AIP. For participants with corporate responsibility, including Mr. Card, Mr. Dansky and Mr. Boneparth, the goals were based 50% on 2007 net income and 50% on 2007 operating cash flow. For participants with business unit responsibility, including Mr. Cohen and Ms.Cote', 100% of the award was based on the business unit's 2007 operating contribution margin. Our performance relative to those goals was assessed in the first quarter of 2008, and the resulting cash award paid to Mr. Cohen under the AIP during the first quarter of 2008 is included in the 2007 Summary Compensation Table under "Non-Equity Incentive Plan Compensation." No cash awards were paid to Mr. Card or Mr. Dansky under the AIP for 2007 because the net income and operating cash flow goals were not met. No cash awards were paid to Mr. Boneparth or Ms. Cote' for 2007 under the AIP by reason of termination of their employment during 2007.
(2)	Represents grants of shares of restricted common stock under our 1999 Stock Incentive Plan. During the vesting period, the executives are the beneficial owners of the shares of restricted stock and possess all voting and dividend rights. Dividends are paid on shares of restricted stock at the same rate and at the same time as dividends are paid to all holders of common stock. During 2007, the quarterly dividend rate was $0.14 per share.
(3)	The restricted stock granted was subject to Company financial performance and time-based vesting conditions. 50% of the shares are eligible to vest if we achieve a cumulative operating cash flow target for the period January 1, 2007 through December 31, 2009. For achievement of between 90% and 100% of the target amount, a proportionate number of shares (between 50% and 100%) would be eligible to vest. The remaining 50% are eligible to vest if we achieve a certain cumulative total shareholder return for the period January 1, 2007 through December 31, 2009 as compared to a specified peer group of publicly-traded companies. If our total shareholder return for this period is in the 50th or more percentile rank, all the shares will vest; if the total shareholder return is in the 40th to 49th percentile rank, 75% of these shares will vest; and if the total shareholder return is between the 30th and 39th percentile rank, 50% of these shares will vest. If the financial targets are achieved, the shares eligible for vesting would vest on the second business day immediately following our public announcement of fourth quarter financial results for 2009.
(4)	Based on the closing price of our common stock on the New York Stock Exchange on the date of grant.
(5)	Vesting restrictions lapse on the second business day immediately following our public announcement of first quarter financial results for 2010.
(6)	Vesting restrictions lapse on the second business day immediately following our public announcement of fourth quarter financial results for 2009.
(7)	The grant shown in the table for Mr. Boneparth vested on July 16, 2007 under the terms of his employment agreement, as a result of his termination of employment with us.
(8)	The grants shown in the table for Ms. Cote' were forfeited as of July 19, 2007, as a result of her termination of employment with us.

Outstanding Equity Awards at December 31, 2007

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Wesley R. Card	64,544 75,000 75,000 100,000	- - - - -		- - - - -	19.125 22.625 29.1875 31.26	12/28/08 01/13/10 12/18/10 12/03/11	-		-	113,500	(2)	1,814,865
John T. McClain	-	-		-	-	-	15,000	(3)	239,850	25,000	(4)	399,750
Sidney Kimmel	133,333 160,000 266,666 400,000	- - - -		- - - -	22.625 27.625 29.1875 31.26	01/13/10 03/27/08 12/18/10 12/03/11	-		-	-		-
Andrew Cohen	15,198 50,000 8,000	- - 2,000	(7)	- - -	31.26 33.00 33.36	12/03/11 08/20/11 12/12/10	38,000	(5)	607,620	15,000	(6)	239,850
Ira M. Dansky	15,684 25,000 75,000 100,000 10,000	- - - - -		- - - - -	19.125 22.625 29.1875 31.26 33.36	12/28/08 01/13/10 12/18/10 12/03/11 12/12/10	-		-	34,000	(8)	543,660
Peter Boneparth	28,200 125,000 1,500,000 300,000	- - - -		- - - -	19.67 31.26 36.54 40.68	12/29/10 12/03/11 03/11/12 06/19/11	-		-	-		-
Efthimios P. Sotos	-	-		-	-	-	-		-	-		-
Lynne F. Cote'	-	-		-	-	-	-		-	-		-
(1)	Calculated based on the closing price of our common stock on the New York Stock Exchange on December 31, 2007 ($15.99).
(2)	Subject to accelerated vesting upon the occurrence of certain events, as described under "Employment and Compensation Arrangements" in this proxy statement, these shares vest as follows: 50,000 vested on February 15, 2008; 12,500 will vest on the second business day immediately following our public announcement of fourth quarter financial results for 2008; up to 25,500 will vest on the second business day immediately following our public announcement of fourth quarter financial results for 2009 based on achievement of a minimum cumulative operating cash flow target for the years 2007 though 2009; and up to 25,500 will vest on the second business day immediately following our public announcement of fourth quarter financial results for 2009 based on achievement of a relative total shareholder return target for the years 2007 though 2009 (see footnote 4 to the "Grants of Plan-Based Awards in 2007" table).

(3)	Subject to accelerated vesting upon the occurrence of certain events, as described under "Employment and Compensation Arrangements" in this proxy statement, these shares will vest on the second business day immediately following our public announcement of first quarter financial results for 2010.
(4)	Subject to accelerated vesting upon the occurrence of certain events, as described under "Employment and Compensation Arrangements" in this proxy statement, these shares vest as follows: up to 12,500 will vest on the second business day immediately following our public announcement of fourth quarter financial results for 2009 based on achievement of a minimum cumulative operating cash flow target for the years 2007 though 2009; and up to 12,500 will vest on the second business day immediately following our public announcement of fourth quarter financial results for 2009 based on achievement of a certain relative shareholder return target for the years 2007 though 2009 (see footnote 4 to the "Grants of Plan-Based Awards in 2007" table).
(5)	Subject to accelerated vesting upon the occurrence of certain events, as described under "Employment and Compensation Arrangements" in this proxy statement, these shares vest as follows: 8,000 vested on February 15, 2008; 1,000 will vest on May 27, 2008; 18,000 will vest on the second business day immediately following our public announcement of fourth quarter financial results for 2008; 1,000 will vest on May 27, 2009; and 10,000 will vest on the second business day immediately following our public announcement of fourth quarter financial results for 2009.
(6)	Subject to accelerated vesting upon the occurrence of certain events, as described under "Employment and Compensation Arrangements" in this proxy statement, these shares vest as follows: up to 7,500 will vest on the second business day immediately following our public announcement of fourth quarter financial results for 2009 based on achievement of a minimum cumulative operating cash flow target for the years 2007 though 2009; and up to 7,500 will vest on the second business day immediately following our public announcement of fourth quarter financial results for 2009 based on achievement of a relative total shareholder return target for the years 2007 though 2009 (see footnote 4 to the "Grants of Plan-Based Awards in 2007" table).
(7)	Subject to accelerated exercisability upon the occurrence of certain events, as described under "Employment and Compensation Arrangements" in this proxy statement, these shares will vest on December 12, 2008.
(8)	Subject to accelerated vesting upon the occurrence of certain events, as described under "Employment and Compensation Arrangements" in this proxy statement, these shares vest as follows: 10,000 vested on February 15, 2008; 2,500 will vest on the second business day immediately following our public announcement of fourth quarter financial results for 2008; up to 10,750 will vest on the second business day immediately following our public announcement of fourth quarter financial results for 2009 based on achievement of a minimum cumulative operating cash flow target for the years 2007 though 2009; and up to 10,750 will vest on the second business day immediately following our public announcement of fourth quarter financial results for 2009 based on achievement of a relative total shareholder return target for the years 2007 though 2009 (see footnote 4 to the "Grants of Plan-Based Awards in 2007" table).

Option Exercises and Stock Vested in 2007

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value realized on Vesting ($)(1)
Wesley R. Card	-	-	-	-
John T. McClain	-	-	-	-
Sidney Kimmel	-	-	-	-
Andrew Cohen	-	-	5,001	131,922
Ira M. Dansky	-	-	1,667	56,478
Peter Boneparth	164,265	5,509,448	199,000	5,550,110
Efthimios P. Sotos	8,000	224,648	-	-
Lynne F. Cote'	-	-	-	-
(1)	Calculated based on the price of our common stock on the New York Stock Exchange on the vesting date.

2007 Pension Benefits

        In connection with prior acquisitions, we assumed certain defined benefit pension plans. Mr. Sotos participates in the Pension Plan for Associates of Nine West Group Inc. None of our other named executive officers is eligible to participate in any of our defined benefit pension plans.

Name	Plan Name	Number of Years Credited Service (#)		Present Value of Accumulated Benefit ($)		Payments During Last Fiscal Year ($)
Wesley R. Card	-	-		-		-
John T. McClain	-	-		-		-
Sidney Kimmel	-	-		-		-
Andrew Cohen	-	-		-		-
Ira M. Dansky	-	-		-		-
Peter Boneparth	-	-		-		-
Efthimios P. Sotos	Pension Plan for Associates of Nine West Group Inc. (1)	12	(2)	4,063	(3)	-
Lynne F. Cote'	-	-		-		-
(1)	The Pension Plan for Associates of Nine West Group Inc. is a noncontributory, defined benefit cash balance plan that expresses retirement benefits as an account balance based on:

  An opening account balance as of January 1, 1997,
  Service credits (equal to a percentage of a participant's compensation paid during the plan year, based on the participant's age and years of credited service on the first day of the plan year), earned before February 15, 1999 and
  Interest credits (based on the monthly equivalent of the five-year U.S. Treasury Bill interest rate (weighted for constant maturities as in effect on December 1st of the previous plan year), plus 0.25%).

After February 15, 1999, the account balance increases each year through interest credits only. Interest credits are allocated to a participant's account until the participant retires and receives a benefit. The accrued benefit may not be less than a participant's accrued benefit as of December 31, 1996 under the formula contained in the 1996 version of the plan.

Participants are 100% vested in their accrued benefit after completion of five years of vesting service or, if they are active participants and reach age 65, regardless of years of vesting service.

A participant who terminates employment is entitled to receive his vested accrued benefit upon attainment of normal retirement (age 65). Additionally, a participant may elect to receive benefits upon satisfying the criteria for early retirement (upon the later of termination of employment or attainment of age 55 with five years of credited service).

The normal form of benefit is a single life annuity for unmarried participants or a qualified joint and one-half survivor annuity for married participants. Subject to certain notice and waiver procedures, each participant may elect to receive his retirement benefit in one of the other following forms: (1) lump sum payment; (2) joint and survivor annuity; (3) five-year certain and continuous annuity; or (4) 10-year certain and continuous annuity.

(2)	Includes five years of credited service with Nine West Group Inc. prior to our acquisition of Nine West on June 15, 1999.
(3)	Reflects the amount of Mr. Sotos' accumulated benefit obligation as of December 31, 2007 recognized for financial reporting purposes, assuming retirement at age 65, an interest crediting rate of 4.0% and a discount rate of 6.83%. Assuming early retirement at age 55, Mr. Sotos' accumulated benefit obligation as of December 31, 2007 is $5,077. His account balance as of December 31, 2007 was $7,467.

2007 Nonqualified Deferred Compensation

        The following table sets forth information relating to the Jones Apparel Group, Inc. Deferred Compensation Plan (the "Deferred Compensation Plan"). Mr. Boneparth and Mr. Sotos are the only named executive officers who elected to defer 2007 compensation under the Deferred Compensation Plan.  The following table sets forth information relating to the Jones Apparel Group, Inc. Deferred Compensation Plan (the "Deferred Compensation Plan"). Mr. Boneparth and Mr. Sotos are the only named executive officers who elected to defer 2007 compensation under the Deferred Compensation Plan. Ms. Cote' had deferred compensation for prior years only under the Deferred Compensation Plan. None of the other named executive officers have elected to participate in the Deferred Compensation Plan.

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)(2)	Aggregate Balance at Last FYE ($)(2)
Wesley R. Card	-	-	-	-	-
John T. McClain	-	-	-	-	-
Sidney Kimmel	-	-	-	-	-
Andrew Cohen	-	-	-	-	-
Ira M. Dansky	-	-	-	-	-
Peter Boneparth	259,615	-	56,040	-	2,574,654
Efthimios P. Sotos	89,807	-	69,845	702,190	-
Lynne F. Cote'	-	-	44,775	-	629,451
(1)	All amounts in this column are included in the "Salary" column of the 2007 Summary Compensation Table.
(2)	Of the totals in this column, the following amounts were reported in the 2007 Summary Compensation Table or were reported in the Summary Compensation Table for prior years:
Name	2007 ($)	Prior Years ($)	Total ($)
Peter Boneparth	259,615	1,794,167	2,053,782
Efthimios P. Sotos	89,807	119,211	209,018
Lynne F. Cote'	-	50,000	50,000

        The Deferred Compensation Plan allows a select group of management or highly compensated employees who are designated by the committee that administers the plan to defer, on a pre-tax basis, receipt of up to 90% of salary and up to 90% of annual bonus, in an account which is credited with a rate of return based on hypothetical investment options selected by the participant from an extensive menu under the plan. The committee has designated employees earning a base salary of $100,000 or more, including the named executive officers, as eligible to participate in the plan. Participant deferrals and related earnings are fully vested upon contribution. However, the plan is not funded; account balances are simply bookkeeping entries that record our unsecured contractual commitment to pay the amounts due under the plan. A rabbi trust has been established under the plan to hold assets separate from our other assets for the purpose of paying future participant benefit obligations. The assets of the rabbi trust are available to our general creditors in the event of our insolvency.

        Investment selections may be changed by the participant on a daily basis. The Deferred Compensation Plan does not provide above-market or preferential earnings. The investment crediting options and their one-year rates of return as of December 31, 2007 are as follows:

Fund Offering		Investment Classification	1-Year Annualized Average %
1.	AllianceBernstein International Value	International Value	5.26
2.	AllianceBernstein Value	Large Value	-4.46
3.	American Funds EuroPacific Growth	International Growth	18.58
4.	American Funds Growth Fund of America	Large Growth	10.59
5.	BlackRock S&P 500 Index	Market Index	5.29
6.	Columbia Acorn	Small Growth	7.39
7.	Goldman Sachs Small Cap Value	Small Value	-5.71
8.	JP Morgan Mid Cap Value	Mid-Cap Value	2.36
9.	LASSO(R) Long and Short Strategic Opportunities(R)	Absolute Return	4.08
10.	Merrill Lynch Retirement Reserves	Money Market	4.97
11.	PIMCO Real Return	Inflation - Linked Bond	11.10
12.	PIMCO Total Return	Intermediate Term Bond	8.59

        New deferral elections may only be made during each annual enrollment period and are effective on January 1 of the subsequent year. Deferral elections remain in effect throughout the year and cannot be discontinued.

        Amounts deferred under the plan are not subject to income tax until actually paid to the participant. Distributions of account balances are generally paid following the participant's retirement or termination of employment with us. However, the plan does have provisions for scheduled "in-service" distributions and also allows for hardship withdrawals upon the approval of the committee that administers the plan. Account balances of at least $50,000 for participants who terminate employment after attaining age 50 and completing at least ten years of service are paid, pursuant to the participant's election, either in a lump sum or in scheduled quarterly or annual installments during up to a maximum period of 15 years. All other distributions are made in lump sum payments. Distributions to specified "key employees" as defined by Internal Revenue Service regulations, including the named executive officers, may not be made earlier than six months after termination of employment.

Employment and Compensation Arrangements

        Effective July 1, 2000, we entered into employment agreements with each of Sidney Kimmel, Wesley R. Card and Ira M. Dansky. Mr. Card's agreement has been amended on various dates, most recently on April 17, 2007 and July 12, 2007. Mr. Dansky's agreement has been amended on various dates, most recently on December 10, 2007. Each agreement had an initial term of three years. Each agreement provides for automatic 12-month extensions unless either party gives notice no later than June 30 of the year preceding the final year of the applicable term that the agreement will not be extended. If the agreement is so extended, the extended term begins on July 1 of the applicable year and ends 36 months later. The current term of our agreement with Mr. Kimmel, Mr. Card and Mr. Dansky expires on June 30, 2010.

        Effective July 16, 2007, we entered into an employment agreement with Mr. McClain. The term of Mr. McClain's agreement expires on June 30, 2010, and we have an option to renew it for an additional 12-month period.

        Effective July 15, 2001, we entered into an employment agreement with Mr. Cohen, which has been amended on various dates and was most recently amended and restated on February 20, 2008. The term of Mr. Cohen's agreement expires on February 28, 2011.

        In April 2001, we entered into an employment agreement with Peter Boneparth. The agreement, which became effective on completion of our acquisition of McNaughton on June 19, 2001, was amended on various dates, most recently on February 28, 2003. It had an initial term of three years and provided for automatic

12-month extensions unless either party gave notice no later than March 31 of the year preceding the final year of the applicable term that the agreement would not be extended. On March 27, 2007, we delivered to Mr. Boneparth, and Mr. Boneparth delivered to us, a "Non-extension Notice" pursuant to the agreement. As a result of such notices, the term of Mr. Boneparth's agreement was to expire on March 31, 2009. Mr. Boneparth's employment with us ended on July 12, 2007, and we entered into a separation agreement with him effective as of that date.

        We entered into an employment agreement with Lynne Cote' effective as of January 1, 2002, which was amended effective November 30, 2005. Ms. Cote''s agreement had an initial term of three years and provided for automatic 12-month extensions unless either party gave notice no later than December 31 of the year preceding the final year of the applicable term that the agreement would not be extended. Ms. Cote''s employment with us ended on July 19, 2007. As of that date, the term of her employment agreement was to expire on December 31, 2009. In connection with Ms. Cote''s termination of employment, we entered into an agreement with her effective as of November 7, 2007, which included an amendment to her employment agreement.

        We entered into an employment agreement with Efthimios P. Sotos effective as of July 1, 2004. Mr. Sotos' agreement was amended and restated as of June 5, 2006. His agreement had an initial term of three years ending on June 30, 2009, and we had an option to renew the term for an additional 12-month period. By letter dated March 23, 2007, Mr. Sotos gave notice of his resignation from his position as our Chief Financial Officer. His employment with us ended on March 27, 2007.

        Wesley R. Card. Mr. Card's amended agreement provides that he will serve as our President and Chief Executive Officer. His annual salary will not be less than $1,600,000, and he is entitled to receive annual bonuses in accordance with the 2007 Executive Annual Cash Incentive Plan. The agreement also provides for annual grants, at the discretion of the Compensation Committee, of stock options and/or restricted stock in an amount (plus or minus 25%) equal to 150% of Mr. Card's salary. The exercise price of the options will be the fair market value of the common stock on the date of grant. Options or restricted stock will vest ratably over three-year periods, with such other vesting provisions as the Compensation Committee may determine, or in such other amount and on such other terms as the Compensation Committee may determine.

        If we terminate Mr. Card's employment for "cause" or if he resigns without "good reason," Mr. Card will receive only his unpaid salary through the date of termination or resignation. If Mr. Card's employment terminates before the end of the term due to death or "disability" (as defined), we will pay him or his estate, as applicable, (i) any unpaid salary through the date of termination, (ii) an additional six months of salary and (iii) a target bonus (based on 100% of his annual salary at the time of termination) prorated through the date of termination. If we terminate Mr. Card's employment without "cause" (as defined) or Mr. Card resigns for "good reason" (as defined) and no "change in control" (as defined) has occurred, we will pay or provide to him (i) any unpaid salary through the date of termination, (ii) his target bonus prorated through the date of termination, (iii) for each month during the remainder of the term of his agreement, his monthly salary at the time of termination and 1/12 of his target bonus, together with continued benefits and (iv) reimbursement for up to $10,000 of executive outplacement services. If we terminate Mr. Card's employment without "cause" or Mr. Card resigns for "good reason" following a "change in control," we will pay him (i) any unpaid salary through the date of termination, (ii) his target bonus prorated through the date of termination, (iii) a lump sum equal to three times 200% of his annual salary at the time of termination, (iv) reimbursement for up to $10,000 of executive outplacement services and (v) a lump sum equal to our cost for his health insurance, life insurance and retirement benefits for the remainder of the term of the agreement.

        Mr. Card's amended agreement provides that if (1) he remains employed by us through December 31, 2009 and his employment terminates thereafter for any reason, (2) prior to December 31, 2009, his employment terminates due to death or disability or is terminated by us without "cause" or by him for "good reason," or (3) on or after January 1, 2008, he provides to our Board of Directors at least six months' written notice of his retirement and the Board consents to his retirement, which consent shall not be unreasonably withheld or delayed, then we will (i) pay him (or his estate, as applicable) an annual retirement benefit of

$500,000, payable in monthly installments, for a period of five years following the date of termination and (ii) provide continued medical and dental coverage for Mr. Card and his spouse for their respective lives, provided that our annual cost of providing that coverage does not exceed $7,500 (which amount increases annually by 10% beginning in 2008). The annual retirement benefit and continued insurance coverage are in addition to any other payments and benefits to which Mr. Card may be entitled under other provisions of the employment agreement.

        The agreement also provides for vesting of all previously unvested options and lapse of all restrictions on shares of restricted stock held by Mr. Card upon (i) termination of Mr. Card's employment due to "retirement" (as defined), death or "disability," (ii) a "change in control," (iii) termination by Mr. Card for "good reason" or (iv) if we terminate his employment without "cause." In the case of termination due to "retirement," "disability," "change in control," "good reason" or "without cause," the accelerated options are exercisable during the remaining original option term; in the case of death, the accelerated options are exercisable by Mr. Card's estate or representative for a three-year period after the date of death.

        Mr. Card's agreement also contains non-competition restrictions during his employment and for the duration of the severance period (i.e., the period from the termination date through the expiration of the term of the agreement), provided that we are making the payments due to him (as described above). Mr. Card is prohibited from recruiting or hiring our employees during the period ending two years after the severance period and is prohibited from disparaging Jones for the longer of the non-competition period, the non-solicitation period or a period of three years following the termination date. The agreement also restricts him from disclosing confidential information of Jones and requires that he disclose and assign to Jones any trademarks or inventions developed by him which relate to his employment by Jones or to Jones' business. If Mr. Card breaches any of the restrictions and covenants described above following termination of employment, Jones' severance payments to him will immediately cease.

        John T. McClain. Mr. McClain's agreement provides that he will serve as our Chief Financial Officer. His annual salary will not be less than $500,000, and he is entitled to receive annual bonuses in accordance with the 2007 Executive Annual Cash Incentive Plan. His agreement also provides for annual grants, at the discretion of the Compensation Committee of the Board of Directors, of restricted stock and/or stock options, in such amounts and subject to such terms and conditions as determined by the Compensation Committee.

        If we terminate Mr. McClain's employment for "cause" (as defined) or if he resigns without "good reason" (as defined), Mr. McClain will receive only his unpaid salary through the date of termination or resignation. If Mr. McClain's employment terminates before the end of the term due to death or "disability" (as defined), we will pay him or his estate, as applicable, (i) any unpaid salary through the date of termination, (ii) an additional six months of salary and (iii) his target bonus (based on 75% of his annual salary at the time of termination), prorated through the date of termination. If we terminate Mr. McClain's employment without "cause" or Mr. McClain resigns for "good reason" and no "change in control" (as defined) has occurred, he will receive (i) any unpaid salary through the date of termination, (ii) the target bonus at the time of termination, prorated through the date of termination, (iii) for each month during the remainder of the term of the agreement, his monthly salary at the time of termination plus 1/12 of the target bonus, (iv) continued health insurance, life insurance and retirement benefits for the remainder of the term of the agreement and (v) reimbursement for up to $10,000 of executive outplacement services. In no event, including at the expiration of the agreement, shall he receive less than six months of such salary or benefits.

        If we terminate Mr. McClain's employment without "cause" or Mr. McClain resigns for "good reason" following a "change in control," he will receive (i) any unpaid salary through the date of termination, (ii) the target bonus, prorated through the date of termination, (iii) a lump sum equal to three times 200% of Mr. McClain's annual salary at the time of termination, (iv) reimbursement for up to $10,000 of executive outplacement services and (v) a lump sum equal to our cost for his continued health insurance, life insurance and retirement benefits for the remainder of the term of the agreement.

        The agreement also provides for vesting of all previously unvested options and restricted stock upon (i) termination of Mr. McClain's employment due to "retirement" (as defined), death or "disability," (ii) a "change in control," (iii) resignation by Mr. McClain for "good reason" or (iv) termination by us without "cause." In the case of "retirement," "disability" or "change in control," the accelerated options are exercisable during the remaining original option term (or, if shorter, for three years following death).

        Mr. McClain's agreement also contains non-competition restrictions during his employment and for the duration of the severance period (i.e., the period from the termination date through the expiration of the term of the agreement), provided that we are making the payments due to him (as described above). Mr. McClain is prohibited from recruiting or hiring our employees during the period ending two years after the severance period and is prohibited from disparaging Jones for the longer of the non-competition period or a period of three years following the termination date. The agreement also restricts him from disclosing confidential information of Jones and requires that he disclose and assign to Jones any trademarks or inventions developed by him which relate to his employment by Jones or to Jones' business.

        Sidney Kimmel. Mr. Kimmel's agreement provides that he will serve as our Chairman and Chief Executive Officer. His annual salary will not be less than $1,100,000, and he is entitled to receive annual bonuses in accordance with the 2007 Executive Annual Cash Incentive Plan. The agreement also provides for annual grants, at the discretion of the Compensation Committee, of stock options in an amount (plus or minus 25%) equal to 400% of Mr. Kimmel's salary and at an exercise price of the fair market value of the common stock on the date of grant, vesting ratably over three-year periods, or in such other amount and on such other terms as the Compensation Committee may determine. Mr. Kimmel retired as our Chief Executive Officer as of May 22, 2002. He continues to serve as Chairman of our Board of Directors.

        If we terminate Mr. Kimmel's employment for "cause" or if he resigns without "good reason," Mr. Kimmel will receive only his unpaid salary through the date of termination or resignation. If Mr. Kimmel's employment terminates before the end of the term due to death or "disability" (as defined), we will pay him or his estate, as applicable, (i) any unpaid salary through the date of termination, (ii) an additional six months of salary and (iii) a target bonus (based on 100% of his annual salary at the time of termination) prorated through the date of termination. If we terminate Mr. Kimmel's employment without "cause" (as defined) or Mr. Kimmel resigns for "good reason" (as defined) and no "change in control" (as defined) has occurred, we will pay or provide to him (i) any unpaid salary through the date of termination, (ii) his target bonus prorated through the date of termination, (iii) for each month during the remainder of the term of his agreement, his monthly salary at the time of termination and 1/12 of his target bonus, together with continued benefits, and (iv) reimbursement for up to $10,000 of executive outplacement services. If we terminate Mr. Kimmel's employment without "cause" or Mr. Kimmel resigns for "good reason" following a "change in control," we will pay him (i) any unpaid salary through the date of termination, (ii) his target bonus prorated through the date of termination, (iii) a lump sum equal to three times the sum of his annual salary at the time of termination plus his target bonus, (iv) reimbursement for up to $10,000 of executive outplacement services and (v) a lump sum equal to our cost for his health insurance, life insurance and retirement benefits for the remainder of the term of the agreement.

        The agreement also provides for vesting of all previously unvested options upon (i) termination of Mr. Kimmel's employment due to "retirement" (as defined), death or "disability," (ii) a "change in control," (iii) termination by Mr. Kimmel for "good reason" or (iv) if we terminate his employment without "cause." In the case of termination due to "retirement," "disability," "change in control," "good reason" or "without cause," the accelerated options are exercisable during the remaining original option term; in the case of death, the accelerated options are exercisable by Mr. Kimmel's estate or representative for a three-year period after the date of death.

        Mr. Kimmel's agreement also contains non-competition restrictions during his employment and for the duration of the severance period (i.e., the period from the termination date through the expiration of the term of the agreement), provided that we are making the payments due to him (as described above). Mr. Kimmel is prohibited from recruiting or hiring our employees during the period ending two years after the severance period and is prohibited from disparaging Jones for the longer of the non-competition period, the non-solicitation period or a period of three years following the termination date. The agreement also restricts him from disclosing confidential information of Jones and requires that he disclose and assign to Jones any trademarks or inventions developed by him which relate to his employment by Jones or to Jones' business. If Mr. Kimmel breaches any of the restrictions and covenants described above following termination of employment, Jones' severance payments to him will immediately cease.

        Andrew Cohen. Mr. Cohen's amended agreement provides that he will serve as our Chief Executive Officer - Wholesale Footwear and Accessories. His annual salary will be not less than $1,000,000. He is entitled to receive a monthly car allowance of $1,000 and annual bonuses in accordance with the 2007 Executive Annual Cash Incentive Plan.

        If we terminate Mr. Cohen's employment for "cause" (as defined) or if he resigns without "good reason" (as defined), Mr. Cohen will receive only his unpaid salary through the date of termination or resignation. If Mr. Cohen's employment terminates before the end of the term due to death or "disability" (as defined), we will pay him or his estate, as applicable, an additional six months of salary and his target bonus (as established by the Board of Directors under the 2007 Executive Annual Cash Incentive Plan for the calendar year in which Mr. Cohen dies or becomes disabled), prorated through the date of termination. If we terminate Mr. Cohen's employment without "cause" or Mr. Cohen resigns for "good reason" and no "change in control" (as defined) has occurred, he will receive (i) the salary payable to him through the balance of the term of the agreement or for a period of 12 months, whichever is longer and (ii) continued participation in our medical and dental insurance plans for the remainder of the term of the agreement.

        If we terminate Mr. Cohen's employment without "cause" or Mr. Cohen resigns for "good reason" following a "change in control," he will receive a lump sum payment equal to three times his annual salary at the time of termination.

        The agreement also provides for vesting of all previously unvested options and restricted stock upon (i) termination of Mr. Cohen's employment due to a "change in control," (ii) resignation by Mr. Cohen for "good reason" or (iii) termination by us without "cause." The accelerated options are exercisable during the remaining original option term.

        Mr. Cohen's agreement also contains non-competition restrictions during his employment and for the duration of the severance period (i.e., the period from the termination date through the expiration of the term of the agreement), provided that we are making the payments due to him (as described above). Mr. Cohen is prohibited from (i) recruiting or hiring our employees during the period ending two years after the severance period, (ii) interfering with our relationships with customers, suppliers and distributors during the period ending two years after the termination date and (iii) disparaging Jones during the period ending three years after the termination date. The agreement also restricts him from disclosing confidential information of Jones and requires that he disclose and assign to Jones any designs, inventions or other intellectual property developed by him which relate to his employment by Jones or to Jones' business.

        Ira M. Dansky. Mr. Dansky's amended agreement provides that he will serve as our Executive Vice President, General Counsel and Secretary. His annual salary will not be less than $500,000, and he is entitled to receive annual bonuses in accordance with the Executive Annual Incentive Plan. The agreement also provides for annual grants, at the discretion of the Compensation Committee, of stock options and/or restricted stock in an amount (plus or minus 25%) equal to 80% of Mr. Dansky's salary and at an exercise price of the fair market value of the common stock on the date of grant, vesting ratably over three-year periods, or in such other amount and on such other terms as the Compensation Committee may determine.

        If we terminate Mr. Dansky's employment for "cause" or if he resigns without "good reason," Mr. Dansky will receive only his unpaid salary through the date of termination or resignation. If Mr. Dansky's employment terminates before the end of the term due to death or "disability" (as defined), we will pay him or his estate, as applicable, (i) any unpaid salary through the date of termination, (ii) an additional six months of salary and (iii) a target bonus (based on 75% of his annual salary at the time of termination) prorated through the date of termination. If we terminate Mr. Dansky's employment without "cause" (as defined) or Mr. Dansky resigns for "good reason" (as defined) and no "change in control" (as defined) has occurred, we will pay or provide to him (i) any unpaid salary through the date of termination, (ii) his target bonus prorated through the date of termination, (iii) for each month during the remainder of the term of his agreement, his monthly salary at the time of termination and 1/12 of his target bonus, together with continued benefits and (iv) reimbursement for up to $10,000 of executive outplacement services. If we terminate Mr. Dansky's employment without "cause" or Mr. Dansky resigns for "good reason" following a "change in control," we will pay him (i) any unpaid salary through the date of termination, (ii) his target bonus prorated through the date of termination, (iii) a lump sum equal to three times 200% of his annual salary at the time of termination, (iv) reimbursement for up to $10,000 of executive outplacement services and (v) a lump sum equal to our cost for his health insurance, life insurance and retirement benefits for the remainder of the term of the agreement.

        Mr. Dansky's amended agreement provides that if (1) he remains employed by us through June 30, 2010 and his employment terminates thereafter for any reason, (2) prior to June 30, 2010, his employment terminates due to death or disability or is terminated by us without "cause" or by him for "good reason," or (3) on or after June 30, 2009, he provides to our Board of Directors at least six months' written notice of his retirement and the Board consents to his retirement, which consent shall not be unreasonably withheld or delayed, then we will (i) pay him (or his estate, as applicable) an annual retirement benefit of $200,000, payable in monthly installments, for a period of five years following the date of termination and (ii) provide continued medical and dental coverage for Mr. Dansky and his spouse for their respective lives, provided that our annual cost of providing that coverage does not exceed $7,500 (which amount increases annually by 10% beginning in 2008). The annual retirement benefit and continued insurance coverage are in addition to any other payments and benefits to which Mr. Dansky may be entitled under other provisions of the employment agreement.

        The agreement also provides for vesting of all previously unvested options and lapse of all restrictions on shares of restricted stock held by Mr. Dansky upon (i) termination of Mr. Dansky's employment due to "retirement" (as defined), death or "disability," (ii) a "change in control," (iii) termination by Mr. Dansky for "good reason" or (iv) if we terminate his employment without "cause." In the case of termination due to "retirement," "disability," "change in control," "good reason" or "without cause," the accelerated options are exercisable during the remaining original option term; in the case of death, the accelerated options are exercisable by Mr. Dansky's estate or representative for a three-year period after the date of death.

        Mr. Dansky's agreement also contains non-competition restrictions during his employment and for the duration of the severance period (i.e., the period from the termination date through the expiration of the term of the agreement), provided that we are making payments to him (as described above). Mr. Dansky is also prohibited from recruiting or hiring our employees during the period ending two years after the severance period and is prohibited from disparaging Jones for the longer of the non-competition period or a period of three years following the termination date. The agreement also restricts him from disclosing confidential information of Jones and requires that he disclose and assign to Jones any trademarks or inventions developed by him which relate to his employment by Jones or to Jones' business.

        We have provided certain perquisites to the named executive officers, as summarized in footnote 4 to the 2007 Summary Compensation Table. In addition, each of those executives is eligible to receive all perquisites that are made available to our senior executives, which include participation in the Jones Apparel Group, Inc. Deferred Compensation Plan.

        We also provide other benefits, such as medical, dental and life insurance, to the named executive officers on the same terms and conditions as those provided generally to our other full-time, salaried employees.

Potential Payments and Benefits Upon Termination of Employment

        This section outlines estimated payments and other benefits that would have been received by each named executive officer employed by us as of December 31, 2007 (the last business day of 2007), or his estate, under existing agreements, plans and arrangements, if the named executive officer's employment had terminated on December 31, 2007 under the following circumstances:

  voluntary termination by the named executive officer,
  termination by us for cause,
  termination by us without cause or by the named executive officer with good reason, termination by us without cause or by the named executive officer with good reason following a change in control, termination at normal retirement,
  termination as a result of disability or
  termination as a result of death.

        Employment Agreements. The named executive officers who are currently employed by us have employment agreements with us, as described under the heading "Employment and Compensation Arrangements" in this proxy statement. Those named executive officers had the following number of months remaining as of December 31, 2007 in the then-current terms of their employment agreements: 30 months for Mr. Card; 30 months for Mr. McClain; 30 months for Mr. Kimmel; and 30 months for Mr. Dansky. The remaining term of Mr. Cohen's employment agreement as of December 31, 2007 (prior to the February 20, 2008 amendment and restatement) was 24 months.

        The employment agreements with Mr. Card, Mr. McClain, Mr. Kimmel and Mr. Dansky provide that the severance payments shown on the following tables would immediately cease if the executive were to breach his obligations under the ownership of intellectual property, confidentiality, non-competition, non-solicitation or non-disparagement covenants described under the heading "Employment and Compensation Arrangements" in this proxy statement.

        We do not make excise tax gross-up payments in connection with severance payments to the named executive officers. Our employment agreements with Mr. Card, Mr. McClain, Mr. Kimmel, Mr. Cohen and Mr. Dansky provide that if total payments under the terms of the agreement are or will be subject to the excise tax imposed under Section 4999 of the Internal Revenue Code, then the total payments will be reduced (but not below zero) to the extent that a reduction would result in the executive retaining a larger amount on an after-tax basis. We would effect the reduction by first reducing or eliminating the portion of total payments which are not payable in cash and then by reducing or eliminating cash payments.

        Company Plans and Policies. The following tables and discussion do not include payments and benefits generally available to all of our full-time, salaried employees upon termination of employment, including distribution of account balances under the terms and conditions of our Jones Apparel Group, Inc. Retirement Plan (401(k) Plan) for participating employees, payment for accrued but unused vacation, continuation of medical and dental benefits through the last day of the month in which termination occurs, and payment of benefits upon death or disability. The following tables also omit payment of account balances following termination of employment to participants in certain benefit plans discussed elsewhere in this proxy statement. For information concerning account balances and accumulated benefits for the named executive officers participating in the Jones Apparel Group, Inc. Deferred Compensation Plan or the Pension Plan for Associates of Nine West Group Inc., see the 2007 Nonqualified Deferred Compensation and the 2007 Pension Benefits tables in this proxy statement.

        We provide a group life insurance benefit to employees of 166% of base annual salary to a maximum benefit of $300,000 (which is doubled in the event of accidental death and is reduced by one-third upon the employee's attainment of each of age 70 and age 75). We also provide long-term disability coverage to employees for up to 60% of monthly salary (assuming continued disability) with a limit of $4,000 per month.

Employees have the option to purchase additional long-term disability coverage for up to 60% of monthly salary or $11,000 per month, with a $15,000 total monthly benefit limit. Long-term disability benefits are paid as follows:

Age when period of disability starts	Disability benefit payment period
Before age 60 Ages 60 through 64 Ages 65 through 67 Ages 68 and over	Benefits paid until age 65 Benefits paid for 60 months Benefits paid until age 70 Benefits paid for 24 months

2007 Estimated Termination Payments and Benefits
Payments and benefits	Voluntary termination by named executive officer	Termination by us for cause	Termination by us without cause or by the named executive officer with good reason		Termination by us without cause or by the named executive officer with good reason following a change in control		Normal retirement		Termination due to Disability		Termination due to Death
WESLEY R. CARD
Aggregate monthly cash payments	$ -	$ -	$10,500,000	(1)	$2,500,000	(2)	$ -	(3)	$3,300,000	(4)	$3,300,000	(4)
Lump sum cash payment	-	-	1,600,000	(5)	11,200,000	(6)	-		1,600,000	(5)	1,600,000	(5)
Health and welfare benefits continuation	-	-	247,369	(7)	178,563	(8)	-	(3)	247,369	(7)	247,369	(7)
Lump sum cost of insurance and retirement benefits	-	-	-		30,790	(9)	-		-		-
Value of accelerated stock options (10)	-	-	-		-		-		-		-
Value of accelerated restricted stock (11)	-	-	1,814,865		1,814,865		1,814,865		1,814,865		1,814,865
Executive outplacement services (12)	-	-	10,000		10,000		-		-		-
TOTAL:	$ -	$ -	$14,172,234		$15,734,218		$1,814,865		$6,962,234		$6,962,234
(1)	Represents aggregate payments of (i) monthly salary plus monthly bonus (1/12 of target bonus (last annual salary)) through June 30, 2010 plus (ii) aggregate monthly cash payments totaling $500,000 per year through December 31, 2012.
(2)	Represents aggregate monthly payments totaling $500,000 per year through December 31, 2012.
(3)	Mr. Card is not entitled to the retirement payments and benefits provided under his amended employment agreements except with respect to retirement on or after July 1, 2008 with at least six months' prior written notice of his retirement to our Board of Directors and the consent of the Board to his retirement.
(4)	Represents (i) six months of salary plus (ii) aggregate monthly payments totaling $500,000 per year through December 31, 2012.
(5)	Represents target bonus (last annual salary).
(6)	Represents target bonus (last annual salary) plus three times 200% of annual salary.
(7)	Represents the present value at December 31, 2007 of health and dental insurance for Mr. Card and his wife for life, assuming a life expectancy of 80 and 84 years, respectively, a discount rate of 6.83%, an annual cost to us of $8,250 and a growth rate of 10% per year for premiums. Also includes the present value of (x) life insurance for Mr. Card under our group policies through June 30, 2010, (y) our continued contributions to the Jones Apparel Group, Inc. Retirement Plan with an assumed maximum amount of $9,200 annually through June 30, 2010, and (z) approximately $38,016 to provide equivalent long-term disability coverage with a total monthly benefit of $15,000 through age 65.

(8)	Represents the present value at December 31, 2007 of health and dental insurance for Mr. Card and his wife from December 31, 2007 for life, assuming a life expectancy of 80 and 84 years, respectively, a discount rate of 6.83%, an annual cost to us of $8,250 and a growth rate of 10% per year for premiums.
(9)	Represents the present value at December 31, 2007 of our cost of continued life insurance and our continued contributions to the Jones Apparel Group, Inc. Retirement Plan for Mr. Card during the period from December 31, 2007 through June 30, 2010.
(10)	Mr. Card's stock options were fully vested as of December 31, 2007.
(11)	Represents value of unvested restricted stock subject to accelerated vesting. Calculated based on the closing price of our common stock on the New York Stock Exchange on December 31, 2007 ($15.99).
(12)	Assumes that we reimburse Mr. Card for the maximum reimbursable amount ($10,000) under his employment agreement.

Payments and benefits	Voluntary termination by named executive officer	Termination by us for cause	Termination by us without cause or by the named executive officer with good reason		Termination by us without cause or by the named executive officer with good reason following a change in control		Normal retirement	Termination due to Disability		Termination due to Death
JOHN T. McCLAIN
Aggregate monthly cash payments	$ -	$ -	$2,187,500	(1)	$ -		$ -	$250,000	(2)	$250,000	(2)
Lump sum cash payment	-	-	375,000	(3)	3,375,000	(4)	-	375,000	(3)	375,000	(3)
Health and welfare benefits continuation	-	-	86,243	(5)	-		-	-		-
Lump sum cost of insurance and retirement benefits	-	-	-		65,208	(6)	-	-		-
Value of accelerated stock options	-	-	-		-		-	-		-
Value of accelerated restricted stock (7)	-	-	639,600		639,600		639,600	639,600		639,600
Executive outplacement services (8)	-	-	10,000		10,000		-	-		-
TOTAL:	$ -	$ -	$3,298,343		$4,089,808		$639,600	$1,264,600		$1,264,600

(1)	Represents aggregate payments of (i) monthly salary plus monthly bonus (1/12 of target bonus (75% of last annual salary)) through June 30, 2010.
(2)	Represents six months of salary.
(3)	Represents target bonus (75% of last annual salary).
(4)	Represents target bonus (75% of last annual salary) plus three times 200% of annual salary.
(5)	Includes the present value of (x) life and health insurance for Mr. McClain under our group policies through June 30, 2010, assuming a discount rate of 6.83% and a growth rate of 8% per year for health insurance premiums, (y) our continued contributions to the Jones Apparel Group, Inc. Retirement Plan with an assumed maximum amount of $9,200 annually through June 30, 2010, and (z) approximately $21,035 to provide equivalent long-term disability coverage with a total monthly benefit of $15,000 through age 65.
(6)	Represents the present value of our cost of continued life and health insurance and our continued contributions to the Jones Apparel Group, Inc. Retirement Plan for Mr. McClain during the period from December 31, 2007 through June 30, 2010.
(7)	Represents value of unvested restricted stock subject to accelerated vesting. Calculated based on the closing price of our common stock on the New York Stock Exchange on December 31, 2007 ($15.99).
(8)	Assumes that we reimburse Mr. McClain for the maximum reimbursable amount ($10,000) under his employment agreement.

Payments and benefits	Voluntary termination by named executive officer	Termination by us for cause	Termination by us without cause or by the named executive officer with good reason		Termination by us without cause or by the named executive officer with good reason following a change in control		Normal retirement	Termination due to Disability		Termination due to Death
SIDNEY KIMMEL
Aggregate monthly cash payments	$ -	$ -	$6,000,000	(1)	$ -		$ -	$600,000	(2)	$600,000	(2)
Lump sum cash payment	-	-	1,200,000	(3)	8,400,000	(4)	-	1,200,000	(3)	1,200,000	(3)
Health and welfare benefits continuation	-	-	142,285	(5)	-		-	-		-
Lump sum cost of insurance and retirement benefits	-	-	-		52,423	(6)	-	-		-
Value of accelerated stock options (7)	-	-	-		-		-	-		-
Value of accelerated restricted stock	-	-	-		-		-	-		-
Executive outplacement services (8)	-	-	10,000		10,000		-	-		-
TOTAL:	$ -	$ -	$7,352,285		$8,462,423		$ -	$1,800,000		$1,800,000
(1)	Represents aggregate payments of monthly salary plus monthly bonus (1/12 of target bonus (last annual salary)) through June 30, 2010.
(2)	Represents six months of salary.
(3)	Represents target bonus (last annual salary).
(4)	Represents (i) target bonus (last annual salary) plus (ii) three times annual salary plus (iii) three times target bonus.
(5)	Includes the present value of (x) life and health insurance for Mr. Kimmel under our group policies through June 30, 2010, assuming a discount rate of 6.83% and a growth rate of 8% per year for health insurance premiums, (y) our continued contributions to the Jones Apparel Group, Inc. Retirement Plan with an assumed maximum amount of $9,200 annually through June 30, 2010, and (z) approximately $89,862 to provide equivalent long-term disability coverage with a total monthly benefit of $4,000 for a 24-month period.
(6)	Represents the present value of our cost of continued life and health insurance and our continued contributions to the Jones Apparel Group, Inc. Retirement Plan for Mr. Kimmel during the period from December 31, 2007 through June 30, 2010.
(7)	Mr. Kimmel's stock options were fully vested as of December 31, 2007.
(8)	Assumes that we reimburse the executive for the maximum reimbursable amount ($10,000) under the executive's employment agreement.

Payments and benefits	Voluntary termination by named executive officer	Termination by us for cause	Termination by us without cause or by the named executive officer with good reason		Termination by us without cause or by the named executive officer with good reason following a change in control		Normal retirement	Termination due to Disability	Termination due to Death
ANDREW COHEN
Aggregate monthly cash payments	$ -	$ -	$2,000,000	(1)	$2,000,000	(1)	$ -	$ -	$ -
Lump sum cash payment	-	-	-		-		-	-	-
Health and welfare benefits continuation	-	-	30,251	(2)	30,251	(2)	-	-	-
Lump sum cost of insurance and retirement benefits	-	-	-		-		-	-	-
Value of accelerated stock options (3)	-	-	-		-		-	-	-
Value of accelerated restricted stock (4)	-	-	847,470		847,470		847,470	847,470	847,470
Executive outplacement services	-	-	-		-		-	-	-
TOTAL:	$ -	$ -	$2,877,721		$2,877,721		$847,470	$847,470	$847,470
(1)	Represents aggregate payments of monthly salary through December 31, 2009.
(2)	Represents the present value at December 31, 2007 of health and dental insurance for Mr. Cohen for the remainder of the term of his agreement, assuming a discount rate of 6.83% and a growth rate of 8% per year for insurance premiums, and assumes no comparable coverage during that term with a subsequent employer.
(3)	The exercise price of Mr. Cohen's 2,000 unvested stock options is higher than the closing price of our common stock on the New York Stock Exchange on December 31, 2007 ($15.99).
(4)	Represents value of unvested restricted stock subject to accelerated vesting. Calculated based on the closing price of our common stock on the New York Stock Exchange on December 31, 2007 ($15.99).

        In connection with a review and revision of our form of employment agreement with certain groups of senior executives, which was undertaken during the fourth quarter of 2007, Mr. Cohen's employment agreement was amended and restated as of February 20, 2008. The following table shows the estimated total payments and other benefits that Mr. Cohen would have received upon termination of employment as of December 31, 2007, had the amended and restated agreement been in effect on that date.

Payments and benefits	Voluntary termination by named executive officer	Termination by us for cause	Termination by us without cause or by the named executive officer with good reason		Termination by us without cause or by the named executive officer with good reason following a change in control		Normal retirement	Termination due to Disability		Termination due to Death
ANDREW COHEN
Aggregate monthly cash payments	$ -	$ -	$3,166,667	(1)	$ -		$ -	$500,000	(2)	$500,000	(2)
Lump sum cash payment	-	-	-		3,000,000	(3)	-	800,000	(4)	800,000	(4)
Health and welfare benefits continuation	-	-	46,962	(5)	46,962	(5)	-	-		-
Lump sum cost of insurance and retirement benefits	-	-	-		-		-	-		-
Value of accelerated stock options (6)	-	-	-		-		-	-		-
Value of accelerated restricted stock (7)	-	-	847,470		847,470		847,470	847,470		847,470
Executive outplacement services	-	-	-		-		-	-		-
TOTAL:	$ -	$ -	$4,061,099		$3,894,432		$847,470	$2,147,470		$2,147,470
(1)	Represents aggregate payments of monthly salary through February 28, 2011. Severance payments are reduced by the amount, if any, of other compensation or income earned or received by Mr. Cohen from subsequent employment during that period.
(2)	Represents six months of salary.
(3)	Represents three times annual base salary.
(4)	Represents target bonus for 2007 (80% of last annual salary).
(5)	Represents the present value at December 31, 2007 of health and dental insurance for Mr. Cohen for the remainder of the term of his agreement, assuming a discount rate of 6.83% and a growth rate of 8% per year for insurance premiums, and assumes no comparable coverage during that term with a subsequent employer.
(6)	The exercise price of Mr. Cohen's 2,000 unvested stock is higher than the closing price of our common stock on the New York Stock Exchange on December 31, 2007 ($15.99).
(7)	Represents value of unvested restricted stock subject to accelerated vesting. Calculated based on the closing price of our common stock on the New York Stock Exchange on December 31, 2007 ($15.99).

Payments and benefits	Voluntary termination by named executive officer	Termination by us for cause	Termination by us without cause or by the named executive officer with good reason		Termination by us without cause or by the named executive officer with good reason following a change in control		Normal retirement		Termination due to Disability		Termination due to Death
IRA M. DANSKY
Aggregate monthly cash payments	$ -	$ -	$4,062,500	(1)	$1,000,000	(2)	$ -	(3)	$1,350,000	(4)	$1,350,000	(4)
Lump sum cash payment	-	-	525,000	(5)	4,725,000	(6)	-		525,000	(5)	525,000	(5)
Health and welfare benefits continuation	-	-	201,433	(7)	139,783	(8)	-	(3)	201,433	(7)	201,433	(7)
Lump sum cost of insurance and retirement benefits	-	-	-		26,567	(9)	-		-		-
Value of accelerated stock options (10)	-	-	-		-		-		-		-
Value of accelerated restricted stock (11)	-	-	543,660		543,660		543,660		543,660		543,660
Executive outplacement services (12)	-	-	10,000		10,000		-		-		-
TOTAL:	$ -	$ -	$5,342,593		$6,445,010		$543,660		$2,620,093		$2,620,093
(1)	Represents aggregate payments of (i) monthly salary plus monthly bonus (1/12 of target bonus (75% of last annual salary)) through June 30, 2010 plus (ii) aggregate monthly cash payments totaling $200,000 per year through December 31, 2012.
(2)	Represents aggregate monthly cash payments totaling $200,000 per year through December 31, 2012.
(3)	Mr. Dansky is not entitled to the retirement payments and benefits provided under his amended employment agreement except with respect to retirement on or after June 30, 2009 with at least six months' prior written notice of his retirement to our Board of Directors and the consent of the Board to his retirement.
(4)	Represents (i) six months of salary plus (ii) aggregate annual cash payments totaling $200,000 per year through December 31, 2012.
(5)	Represents target bonus (75% of last annual salary).
(6)	Represents target bonus (75% of last annual salary) plus three times 200% of annual salary.
(7)	Represents the present value at December 31, 2007 of health and dental insurance for Mr. Dansky and his wife for life, assuming a life expectancy of 80 and 84 years, respectively, a discount rate of 6.83%, an annual cost to us of $8,250 and a growth rate of 10% per year for premiums, as provided under the amended employment agreement. Also includes the present value of (x) life insurance for Mr. Dansky under our group policies through June 30, 2010, assuming a discount rate of 6.83%, (y) our continued contributions to the Jones Apparel Group, Inc. Retirement Plan with an assumed maximum amount of $9,200 annually through June 30, 2010 and (z) approximately $35,083 to provide equivalent long-term disability coverage with a total monthly benefit of $15,000 through age 65.
(8)	Represents the present value at December 31, 2007 of health and dental insurance for Mr. Dansky and his wife from December 31, 2007 for life, assuming a life expectancy of 80 and 84 years, respectively, a discount rate of 6.83%, an annual cost to us of $8,250 and a growth rate of 10% per year for premiums.
(9)	Represents the present value of our cost of continued life insurance and our continued contributions to the Jones Apparel Group, Inc. Retirement Plan for Mr. Dansky during the period from December 31, 2007 through June 30, 2010.
(10)	Mr. Dansky's stock options were fully vested as of December 31, 2007.
(11)	Represents value of unvested restricted stock subject to accelerated vesting. Calculated based on the closing price of our common stock on the New York Stock Exchange on December 31, 2007 ($15.99).
(12)	Assumes that we reimburse Mr. Dansky for the maximum reimbursable amount ($10,000) under his employment agreement.

        On July 12, 2007, Peter Boneparth's employment with us as President and Chief Executive Officer (as well as his service as a director) ended. Pursuant to Mr. Boneparth's employment agreement with us effective as of June 19, 2001, as amended, and separation agreement with us dated as of July 11, 2007, we paid Mr. Boneparth $1,596,774, representing a prorated target bonus based on $3,000,000, and $379,802, representing unpaid salary and compensation for certain continued benefits to which Mr. Boneparth was entitled under his employment agreement. Mr. Boneparth is entitled to receive continued monthly payments of salary and target bonus in the amount of $458,333 through the end of the term of his employment agreement on March 31, 2009, which will total $9,166,667 in the aggregate. Mr. Boneparth (and his eligible dependents) is also entitled to continue to participate in our medical and dental benefit plans through March 31, 2009. The estimated value of those health benefits for the period from July 12, 2007 through March 31, 2009 is $33,444. In addition, Mr. Boneparth is entitled to reimbursement through March 31, 2009 for up to $10,000 in executive outplacement services. The value of the previously unvested restricted stock held by Mr. Boneparth which accelerated on his termination date was $5,585,930, calculated based on the closing price of our common stock on the New York Stock Exchange on July 11, 2007 ($28.07). The termination payment and benefits for Mr. Boneparth described above (including the value of accelerated restricted stock) total $16,736,797.

        On March 23, 2007, Efthimios P. Sotos notified us of his resignation from his position as our Chief Financial Officer, which resignation took effect on March 27, 2007. Pursuant to Mr. Sotos' employment agreement with us effective as of July 1, 2004, as amended, Mr. Sotos received no severance payments or benefits. Mr. Sotos' unvested stock options and restricted stock were forfeited as of March 27, 2007.

        On July 19, 2007, Lynne F. Cote''s employment with us as Chief Executive Officer - Wholesale Sportswear, Suits and Dresses ended. Pursuant to Ms. Cote''s agreement with us dated as of November 7, 2007 in connection with her termination of employment, we paid Ms. Cote' a lump sum payment of $100,000 in connection with mutual releases of claims. In addition, Ms. Cote' is entitled to receive continued monthly payments of salary in the amount of $83,333 through the end of the term of her employment agreement on December 31, 2009, which will total $2,455,128 in the aggregate. Our obligation to make monthly salary payments will be reduced by the amount, if any, of other compensation or income earned or received by Ms. Cote' during the severance period. Ms. Cote''s unvested stock options and restricted stock were forfeited as of July 19, 2007.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers, and persons who beneficially own more than ten percent of a registered class of our equity securities to file with the SEC and the New York Stock Exchange, and to furnish us with copies of, reports of ownership and changes in ownership of our common stock. Based on a review of our records and written representations of our directors and executive officers, all Section 16(a) reports for 2007 were filed on a timely basis.

Item 2. Proposal to Ratify the Selection of Independent Registered Public Accountants

        BDO Seidman, LLP served as our independent registered public accountants during 2007 and has been selected, subject to ratification by our stockholders at the annual meeting, to serve as our independent registered public accountants for 2008. BDO Seidman, LLP (or its predecessor firms) has audited our financial statements since 1975. A representative of BDO Seidman, LLP will be present at the annual meeting, with an opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions.

        If the selection of BDO Seidman, LLP is not ratified, or if before the next annual meeting of our stockholders it declines to act or otherwise becomes incapable of acting, or if its engagement is otherwise discontinued by the Audit Committee, the Audit Committee will appoint other independent registered public accountants whose engagement for any period after the next annual meeting will be subject to stockholder approval at that meeting.

Item 3. Shareholder Proposal Regarding Advisory Vote on Executive Compensation

        Calvert Asset Management Company, Inc., on behalf of the Calvert Social Index Fund (the "Proponent"), has submitted a shareholder proposal for consideration (the "Shareholder Proposal") at our annual meeting of stockholders. The Proponent's address is 4550 Montgomery Avenue, Bethesda, Maryland 20814. The Proponent has represented to Jones that it held 1,183 shares of common stock as of January 10, 2008. Jones is not responsible for the contents of the Shareholder Proposal or the accuracy thereof. If properly presented at the annual meeting of stockholders, the Board of Directors unanimously recommends a vote AGAINST the following Shareholder Proposal:

Shareholder Proposal

        RESOLVED, that shareholders of Jones Apparel Group, Inc. urge the Board of Directors to adopt a policy that shareholders be given the opportunity at each annual meeting of shareholders to vote on an advisory resolution, to be proposed by the Corporation's management, to ratify the compensation of the named executive officers ("NEOs") set forth in the proxy statement's Summary Compensation Table (the "SCT") and narrative disclosure of material factors necessary to an understanding of the SCT. The proposal submitted to shareholders should make clear that the vote is non-binding and would not affect any compensation paid or awarded to any NEO.

Supporting Statement

        Investors are increasingly concerned about mushrooming executive compensation which sometimes appears to be inconsistent with the creation of shareholder value. Additionally, recent media attention to questionable dating of stock options grants by companies has raised additional investor concerns.

        The SEC has made clear that although new rules provide additional information about compensation to investors, it is up to the markets to act to provide checks and balances on compensation practices.

        We believe that existing U.S. corporate governance arrangements, including SEC rules and stock exchange listing standards, do not give shareholders sufficient mechanisms to provide input on senior executive compensation. In the United Kingdom, public companies allow shareholders to cast an advisory vote on the "directors' remuneration report," which discloses executive compensation. Such a vote is not binding, but gives shareholders a clear voice that could help shape senior executive compensation.

        Stock exchange listing standards do require shareholder approval of equity-based compensation plans; those plans, however, set general parameters and accord the compensation committee substantial discretion in making awards and establishing performance thresholds for a particular year. Shareholders do not have any mechanism for providing ongoing feedback on the application of those general standards to individual pay packages. (See Lucian Bebchuk & Jesse Fried, Pay Without Performance 49 (2004)).

        Similarly, performance criteria submitted for shareholder approval to allow a company to deduct compensation in excess of $1 million are also broad and do not constrain compensation committees in setting performance targets for particular senior executives. Withholding votes from compensation committee members who are standing for reelection is a blunt instrument for registering dissatisfaction with the way in which the committee has administered compensation plans and the underlying policies in the previous year.

        Accordingly, we urge Jones Apparel Group's board to allow shareholders to express their opinion about senior executive compensation at the Corporation by establishing an annual referendum process. We believe that the results of such a vote would provide the Corporation with useful information about whether shareholders view the Corporation's senior executive compensation practices, as reported each year, to be in shareholders' best interests. In 2007, 48 percent of Jones Apparel Group, Inc. shareholders voting for or against the proposal were in favor, demonstrating broad investor support for this idea.

        We urge shareholders to vote for this proposal.

Board of Directors Statement in Opposition to the Shareholder Proposal

        Jones urges shareholders to vote against the Shareholder Proposal for four reasons. First, the advisory vote called for in the Shareholder Proposal is unnecessary, as shareholders already have a means of communicating with the Board of Directors. Second, the advisory vote is an ineffective method of expressing support or criticism of Jones' executive compensation practices. Third, the Shareholder Proposal fails to take account of the fact that Jones already has in place a thoughtful, performance-based executive compensation program administered in the best interests of Jones' shareholders. Fourth, the Shareholder Proposal could be harmful to Jones' shareholders by adversely affecting Jones' ability to attract, hire, motivate and retain key executives.

The Advisory Vote Called For in the Shareholder Proposal is Unnecessary

        The advisory vote called for in the Shareholder Proposal is unnecessary because Jones already has a more efficient and meaningful method of communicating with the Board of Directors. As discussed on page 10 under the heading "Corporate Governance - Communications with the Board or the Presiding Director," shareholders and other interested parties may communicate with members of Jones' Board of Directors, including our non-management directors as a group, our Presiding Director or any other director by writing to the Board of Directors, our non-management directors as a group, or such director c/o Secretary, Jones Apparel Group, Inc., 1411 Broadway, 21st Floor, New York, New York 10018. The Secretary will promptly forward any communication unaltered to the Board of Directors, non-management directors as a group or such director. Unlike the advisory vote called for in the Shareholder Proposal, communicating directly with the Board of Directors will allow you to voice any specific observations or objections to Jones' executive compensation practices directly to the decision makers, as opposed to voting on the selected disclosures made by those decision makers.

The Advisory Vote Called For in the Shareholder Proposal is an Ineffective Method of Expressing Support or Criticism of Jones' Executive Compensation Practices

        The Summary Compensation Table and accompanying narrative disclosures set forth in this proxy statement discuss a variety of different forms of compensation, including restricted stock awards, salaries, bonuses, annual cash incentives and other forms of compensation. If implemented, the Shareholder Proposal would require Jones shareholders to vote on those disclosures as a whole. Accordingly, the vote recommended in the Shareholder Proposal would not provide any useful information to Jones and members of the Compensation Committee, since neither Jones nor members of the Compensation Committee would be able to determine which, if any, particular elements among the many compensation disclosures were favored or disfavored by shareholders. It would therefore fail to achieve the Proponent's articulated purpose of giving "useful information" to Jones and the Board of Directors.

Jones Already Has in Place a Thoughtful, Performance-Based Executive Compensation Program Administered in the Best Interests of Shareholders

        The advisory vote called for in the Shareholder Proposal fails to recognize that Jones already has in place a thoughtful, performance-based executive compensation program. The objectives of Jones' executive compensation program are to ensure that Jones is able to attract, retain and motivate executives who enable the Company to achieve high standards of consumer satisfaction and operational excellence, and also to hold executives accountable and offer rewards for successful business results and shareholder value creation. The Compensation Committee, which is composed of three non-employee independent directors, oversees and administers Jones' executive compensation program and establishes the compensation of executive officers.

The Compensation Committee, assisted by outside compensation consultants retained by the Committee, regularly reviews data on industry compensation levels and financial performance to assess competitive levels of compensation for Jones' executives and the alignment between executive compensation and Jones' financial performance. An industry peer group compensation and financial performance comparison was conducted as recently as the fall of 2007.

The Advisory Vote Called For in the Shareholder Proposal Could be Harmful to Shareholders by Adversely Affecting Jones' Ability to Attract, Hire, Motivate and Retain Key Executives

        Jones' senior executives have substantial experience and expertise in Jones' business. Jones' success depends to a significant extent both upon the continued services of these individuals as well as Jones' ability to attract, hire, motivate and retain additional talented and highly qualified management. Competition for key executives in the apparel, footwear and accessories business is intense, and the Board of Directors and Compensation Committee have a duty to Jones' shareholders to ensure that Jones' overall compensation program competes well with Jones' peers. The advisory vote called for in the Shareholder Proposal could create the impression among Jones' senior executives, as well as among senior executives that Jones may recruit in the future, that their compensation opportunities at Jones are more limited than at Jones' competitors, which have not adopted a shareholder advisory vote or similar policy. Accordingly, the Shareholder Proposal could place Jones at a competitive disadvantage, to the detriment of Jones' shareholders.

        As outlined above, establishing executive compensation arrangements involves balancing numerous business considerations against competitive pressures and is a complex undertaking for which Jones' Board of Directors and Compensation Committee are well suited and for which they should maintain responsibility. The independent members of the Compensation Committee are charged with exercising their fiduciary duties to set executive compensation that is in Jones' shareholders' best interests, and this responsibility should not be delegated by subjecting it to a shareholder vote.

        Jones does not believe that the advisory vote called for in the Shareholder Proposal will enhance Jones' compensation program or otherwise is in the best interests of its shareholders.

        For these reasons, the Board of Directors recommends that you vote AGAINST the adoption of this proposal.

Fees Paid to Independent Registered Public Accountants

        In connection with the audit of the 2007 financial statements, we entered into an engagement agreement with BDO Seidman, LLP, which set forth the terms by which BDO Seidman, LLP has performed audit services for us. That agreement is subject to alternative dispute resolution procedures and an exclusion of punitive damages.

        The aggregate fees billed by BDO Seidman, LLP for professional services for 2007 and 2006 were as follows:

	2007	2006
Audit fees (1)	$ 2,275,615	$ 2,474,191
Audit-related fees (2)	350,876	547,700
Tax fees (3)	112,223	73,707
All other fees (4)	-	23,519

(1)	Includes audit of financial statements, audit of internal controls, SAS 100 reviews, consultations and statutory audits.
(2)	Includes audits of employee benefit plans and due diligence and reviews related to acquisition and disposition activities.
(3)	Includes foreign tax compliance work, consultations and preparation of expatriate tax returns.
(4)	Includes various foreign government filings relating to the registration or liquidation of subsidiaries.

        The Audit Committee's charter provides that the Audit Committee will review, and approve in advance, in its sole discretion, all auditing services, internal control related services and permitted non-audit services, including fees and terms, to be performed for us by our independent registered public accountants, subject to the de minimus exceptions for non-audit services described in Section 10A(i)(1)(B) of the Securities Exchange Act of 1934 which are approved by the Audit Committee prior to completion of the audit. The Audit Committee may form and delegate to subcommittees of one or more members of the Audit Committee its authority to pre-approve audit and permitted non-audit services, including internal control related services, provided that any such subcommittee pre-approvals are presented to the full Audit Committee at the next scheduled Audit Committee meeting. In 2007, all of the services and fees were pre-approved by the Audit Committee.

        The Audit Committee's charter also provides that the Audit Committee will consider whether the independent registered public accountants' provision of permitted non-audit services is compatible with maintaining the registered public accountants' independence. The Audit Committee considered whether the provision of non-audit services by BDO Seidman, LLP is compatible with maintaining BDO Seidman, LLP's independence with respect to Jones and determined that to be the case.

Submission of Stockholder Proposals and Nominations

        Any stockholder proposal intended for inclusion in the proxy material for the 2009 annual meeting must be received by us at the address on the first page of this proxy statement, Attention: Secretary, no later than December 17, 2008 and must otherwise comply with SEC rules.

        Our by-laws establish an advance written notice procedure for stockholders seeking to nominate a candidate for director or to bring business before a meeting of stockholders. The by-laws provide that only persons who are nominated by the Board of Directors, by a committee of the Board of Directors, or by a stockholder of record on the record date of the meeting at which directors are to be elected and also on the date of that meeting who is entitled to vote at that meeting and who has given timely written notice to the President of Jones prior to that meeting, will be eligible for election as directors of Jones. The by-laws also provide that, except as permitted by the presiding officer in such officer's sole discretion (unless a majority of the Board of Directors object), at any meeting of stockholders only such business may be conducted as has been specified in the notice of meeting or brought before the meeting at the direction of the Board of Directors, by the presiding officer of the meeting (unless a majority of the Board of Directors object) or, in the case of an annual meeting of stockholders, by a stockholder of record on the record date of the meeting who continues to be entitled to vote at the meeting and who has given advance written notice as specified in the by-laws to the Secretary of Jones of the shareholder's intention to bring such business before the meeting.

        Under the by-laws, to be timely, the written notice must be received by us at our principal executive offices, addressed to the attention of the President, in the case of an annual meeting that is called for a date within 30 days before or after the anniversary date of the immediately preceding annual meeting of stockholders, not less than 45 days or more than 90 days before that anniversary date; in the case of an annual meeting that is called for a date that is not within 30 days before or after such anniversary date or, with respect to nominations, in the case of a special meeting of stockholders called for the purpose of electing directors, we must receive the notice not later than the close of business on the fifth day after the earlier of the day on which notice of the date of the meeting was mailed or public disclosure of the meeting date was made. The stockholder's notice must also contain certain information specified in the by-laws. A copy of the applicable by-law provisions is available upon written request to: Jones Apparel Group, Inc., 1411 Broadway, New York, New York 10018; Attn: Ira M. Dansky. The presiding officer at the 2008 annual meeting will determine whether any such proposal or nomination was properly brought; if such proposal or nomination was not properly brought, then the presiding officer will not allow a vote on the proposal or nomination. Proxyholders in the proxy accompanying the proxy statement for the 2008 annual meeting will be allowed to use their discretionary voting authority to vote on any proposal submitted after the deadline described above.

Other Matters

        The Board of Directors is not aware of any business constituting a proper subject for action by the stockholders to be presented at the meeting, other than those set forth in this Proxy Statement. However, if any such matter should properly come before the meeting, the persons named in the enclosed proxy intend to vote such proxy in accordance with their best judgment.

How to Attend the Annual Meeting

        The meeting will be held on May 21, 2008 at JPMorgan Chase Conference Centers at 270 Park Avenue, 11th Floor, New York, New York, which is located between 47th Street and 48th Street on Park Avenue.

        OUR 2007 ANNUAL REPORT ON FORM 10-K TO THE SEC, WITHOUT EXHIBITS, WILL BE MAILED WITHOUT CHARGE TO ANY STOCKHOLDER ENTITLED TO VOTE AT THE MEETING, UPON WRITTEN REQUEST TO: JONES APPAREL GROUP, INC., 1411 BROADWAY, NEW YORK, NEW YORK 10018; ATTN: JOHN T. McCLAIN.

        In addition to soliciting proxies by mail, we may make requests for proxies by telephone, telegraph or messenger or by personal solicitation by our officers, directors, or employees, or by any one or more of these means. We will also reimburse brokerage firms and other nominees for their actual out-of-pocket expenses in forwarding proxy material to beneficial owners of our shares. We will pay all expenses in connection with such solicitations.

        D.F. King & Co., Inc. will assist in the solicitation of proxies. We will pay D.F. King a fee of approximately $13,000, plus reimbursement of certain out-of-pocket expenses, and will indemnify D.F. King against any losses arising out of D.F. King's proxy soliciting services on behalf of us.

By Order of the Board of Directors Wesley R. Card President and Chief Executive Officer

Dated: April 16, 2008

ANNEX A

JONES APPAREL GROUP, INC.
DIRECTOR INDEPENDENCE STANDARDS
AS ADOPTED BY THE BOARD OF DIRECTORS

(as amended on March 14, 2005)

The Board of Directors of Jones Apparel Group, Inc., in accordance with the rules of the New York Stock Exchange concerning "director independence," shall consider any Director on the Board satisfying the following standards to be "independent."

1.	No Material Relationship with the Company. The Board has affirmatively determined that the Director does not have any material relationship with the Company (as defined below), either directly or as a partner, substantial shareholder or officer of an organization that has a relationship with the Company. In making such determinations of independence, the Board will consider any relationship that is not prohibited by the categorical standards set forth in (2) to (7) below to be immaterial.
2.	Employment with the Company. The Director is not, and has not within the past three years been, an officer or employee of the Company, and no member of his or her Immediate Family (as defined below) is, or within the past three years has been, an executive officer of the Company and the Director does not have, and has not had within the past three years, a personal services contract with the Company, its chairman, chief executive officer or other executive officers of the Company.
3.	Direct Compensation from the Company of Less than $100,000. Neither the Director nor any of his or her Immediate Family has received more than $100,000 during any 12 month period within the past three years in direct compensation from the Company. In calculating compensation, the following will be excluded: (a) Director and committee fees and expenses and pension or other forms of deferred compensation for prior service to the Company (provided such deferred compensation is not contingent in any way on continued service); (b) compensation paid to a Director for former service as an interim Chairman or Chief Executive Officer of the Company and (c) compensation paid to an Immediate Family member for service as an employee (other than as an executive officer).
4.	No Material Business Dealings. The Director is not a current employee of, and no Immediate Family member of the Director is a current executive officer of, another company (including parent and subsidiary companies within such other company's consolidated group) that has made payments to or has received payments from the Company for property or services in an amount which in any of the last three fiscal years exceeds the greater of $1.0 million or 2% of such other company's consolidated gross revenues (as reported for the most recently completed fiscal year of such other company).
5.	No Affiliation with the Company's Auditor. (A) The Director is not a current partner, and no Immediate Family member of the Director is a current partner, of a firm that is the Company's internal or external auditor; (B) the Director is not a current employee of such a firm; (C) the Director has no immediate family member who is a current employee of such a firm and who participates in the firm's audit, assurance or tax compliance (but not tax planning) practice; and (D) neither the Director nor an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Company's audit within that time.

6.	No Interlocking Directorates. The Director is not nor has the Director been employed, and no Immediate Family member of the Director is or has been employed, within the past three years as an executive officer of another company where either the Company's Chief Executive Officer, Chief Financial Officer or other executive officer at the same time serves or served on such other company's compensation committee.
7.	No Material Charitable Contributions. The Director has not been an executive officer of an entity to which the Company or any of its executive officers has made, within the past three years, charitable contributions in any one year exceeding the greater of (i) $1 million or (ii) 2% of the charitable entity's annual consolidated gross revenues.

For purposes of these standards:

1.	References to the "Company" include Jones Apparel Group, Inc. and its subsidiaries.
2.	The "Immediate Family" of an individual includes the individual's spouse, parents, children, siblings, mothers- and fathers-in-law, daughters- and sons-in-law, sisters- and brothers-in-law and anyone who shares the individual's home (excluding unrelated domestic employees of the individual). The Board need not consider the otherwise-disqualifying activities of an individual who dies, becomes incapacitated or otherwise (including as a result of legal separation or divorce) ceases to be an Immediate Family member prior to the time of the Board's determination for the purposes of these Independence Standards.

JONES APPAREL GROUP, INC.
P R O X Y
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Wesley R. Card, John T. McClain and Ira M. Dansky, and each of them, each with full power to act without the other, and with full power of substitution, the attorneys and proxies of the undersigned and hereby authorizes them to represent and to vote, all the shares of Common Stock of Jones Apparel Group, Inc. that the undersigned would be entitled to vote, if personally present, at the Annual Meeting of Stockholders to be held on May 21, 2008 or any adjournment thereof, upon such business as may properly come before the meeting, including the items set forth on the reverse side.

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is given, this proxy will be voted "FOR" all listed nominees for director and Item 2, and "AGAINST" Item 3.

(Continued, and to be marked, dated and signed, on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

^ FOLD AND DETACH HERE ^

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Admission Ticket
Annual Meeting
of
Jones Apparel Group, Inc. Stockholders
Wednesday, May 21, 2008
10:00 a.m.
JPMorgan Chase Conference Centers
270 Park Avenue
Eleventh Floor
New York, New York
Agenda

  Election of Directors
  Ratification of the selection of independent registered public accountants
  Shareholder proposal regarding advisory vote on executive compensation
  Report on the progress of the corporation
  Informal discussion among stockholders in attendance

[X]		Votes must be indicated (x) in Black or Blue ink.			(PLEASE SIGN, DATE, AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.)									Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL LISTED NOMINEES AND "FOR" ITEM 2.
1.	Election of Directors
	NOMINEES:		FOR ☐	AGAINST ☐	ABSTAIN ☐			FOR ☐	AGAINST ☐	ABSTAIN ☐			FOR ☐	AGAINST ☐	ABSTAIN ☐
	01 -	Wesley R. Card				05 -	Ann N. Reese				2.	Ratification of BDO Seidman, LLP as the independent registered public accountants of the corporation for 2008.
			☐	☐	☐			☐	☐	☐
	02 -	Sidney Kimmel				06 -	Gerald C. Crotty				THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" ITEM 3.
			☐	☐	☐			☐	☐	☐			FOR ☐	AGAINST ☐	ABSTAIN ☐
	03 -	Matthew H. Kamens				07 -	Lowell W. Robinson				3.	Shareholder proposal regarding advisory vote on executive compensation.
			☐	☐	☐			☐	☐	☐
	04 -	J. Robert Kerrey				08 -	Donna F. Zarcone				4.	In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

Signature							Signature					Date
Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by an authorized person.

^ FOLD AND DETACH HERE ^

JONES APPAREL GROUP, INC.

Annual Meeting of Stockholders

May 21, 2008, 10:00 A.M.

JPMorgan Chase Conference Centers

270 Park Avenue

Eleventh Floor

New York, New York

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